UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Informatica Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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INFORMATICA INC. 2100 SEAPORT BLVD REDWOOD CITY, CALIFORNIA 94063
April 26, 2024
Dear Fellow Stockholders:
2023 was a strong year of profitable growth as we executed our cloud-only, consumption-driven strategy. We delivered $617 million in cloud subscription annual recurring revenue (“ARR”), an increase of 37% year-over-year and representing 38% of total ARR. We achieved two new annual milestones—we grew subscription revenues to $1 billion and cloud subscription revenue to $500 million.
Our unwavering focus remains on our long-term strategy to deliver the industry’s best data management products on the only AI-powered data management platform, serving the multi-vendor, multi-cloud, hybrid needs of the modern enterprise. Our level of engagement with enterprise customers is stronger than ever, supported by our growing strategic partner ecosystem and customer success initiatives, to process mission-critical customer workloads and use cases.
Informatica’s Intelligent Data Management Cloud (IDMC), the industry’s only AI-powered data cloud management platform, processed 86 trillion mission-critical cloud transactions globally and across every industry vertical last year. We are driving cloud modernization with our new PowerCenter Cloud Edition solution that accelerates the migration of on-premises workloads to the cloud. We also acquired Privitar, whose technology capabilities now form the basis for Cloud Data Access Management, an AI-powered set of governance tools that automate data access. In 2024, we are taking CLAIRE, our AI engine, to the next level with Generative AI, bringing CLAIRE copilot and GPT to data management and accelerating how enterprises consume, process, manage, and analyze holistic and governed data.
Innovation remains paramount to Informatica. For 18 consecutive years, we have been recognized as a Leader in the Gartner 2023 Magic Quadrant™ for Data Integration Tools. The Technology & Services Industry Association (TSIA) named us a winner in the category “2023 Innovation in Customer Portals that Improve Digital Customer Experience”. Furthermore, we earned an “Outstanding Customer Experience” by J.D. Power in 2023 for Certified Assisted Technical Support for the third consecutive year.
As we celebrate 30 years of heritage, innovation, and customer-centricity, we are proud of our accomplishments and are very excited about the opportunities ahead.
Your vote is important. Details regarding the annual meeting and the business to be conducted are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Thank you for your trust and ongoing support of Informatica.
Amit Walia
Chief Executive Officer, and Director

INFORMATICA INC. 2100 SEAPORT BLVD REDWOOD CITY, CALIFORNIA 94063
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held at 8:30 a.m. Pacific Time on Tuesday, June 11, 2024
Dear Stockholders of Informatica Inc.:
We cordially invite you to attend the 2024 annual meeting of stockholders (the “Annual Meeting”) of Informatica Inc., a Delaware corporation, to be held on June 11, 2024 at 8:30 a.m. Pacific Time. The Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/INFA2024, where you will be able to listen to the meeting live, submit questions, and vote online.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by telephone, or by mail.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:
1.To elect three Class III directors to serve until the 2027 annual meeting of stockholders and until their successors are duly elected and qualified;
2.To ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for our fiscal year ending December 31, 2024;
3.To approve, on an advisory basis, the compensation of our named executive officers;
4.To approve an amendment to our amended and restated certificate of incorporation to reflect recently adopted Delaware law provisions regarding officer exculpation; and
5.To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our board of directors has fixed the close of business on April 18, 2024 as the record date for the Annual Meeting. Stockholders of record on April 18, 2024 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
The accompanying proxy statement and our annual report can be accessed by visiting: www.proxyvote.com. You will be asked to enter the 16-digit control number located on your proxy card.
By order of the Board of Directors:
Brad Lewis
Senior Vice President, Chief Legal Officer, and Secretary
Redwood City, California
April 26, 2024
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone, or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.

TABLE OF CONTENTS

GENERAL INFORMATION	1
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	8
Nominees for Director	8
Continuing Directors	9
Director Independence	11
Stockholder Agreement	11
Board Leadership Structure	13
Board Meetings and Committees	13
Compensation Committee Interlocks and Insider Participation	15
Considerations in Evaluating Director Nominees	16
Stockholder Recommendations and Nominations to the Board of Directors	16
Communications with the Board of Directors	17
Corporate Governance Guidelines and Code of Business Conduct	17
Role of Board in Risk Over Process	18
Director Compensation	21
PROPOSAL NO. 1: ELECTION OF DIRECTORS	25
Nominees	25
Vote Required	25
PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	26
Fees Paid to the Independent Registered Public Accounting Firm	26
Auditor Independence	27
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm	27
Vote Required	27
REPORT OF THE AUDIT COMMITTEE	28
PROPOSAL NO. 3: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	29
Vote Required	29
PROPOSAL NO. 4: AMENDMENT OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REFLECT RECENTLY ADOPTED DELAWARE LAW PROVISIONS REGARDING OFFICER EXCULPATION	30
Vote Required	31
EXECUTIVE OFFICERS	32
EXECUTIVE COMPENSATION	33
Compensation Discussion and Analysis	33
Compensation Committee Report	49
CEO Pay Ratio	50
Pay Versus Performance	51
Grants of Plan-Based Awards in 2023	58
Outstanding Equity Awards at 2023 Year-End	59
Option Exercises and Stock Vested in 2023	62
Potential Payments Upon Termination or Change in Control	63
EQUITY COMPENSATION PLAN INFORMATION	67
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	67
CERTAIN RELATIONSHIPS, RELATED PARTY AND OTHER TRANSACTIONS	71
Policies and Procedures for Related Person Transactions	74

GENERAL INFORMATION
INFORMATICA INC.
PROXY STATEMENT
FOR 2024 ANNUAL MEETING OF STOCKHOLDERS
to be held at 8:30 a.m. Pacific Time on Tuesday, June 11, 2024
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2024 annual meeting of stockholders of Informatica Inc. (the “Company”), a Delaware corporation, and any postponements, adjournments, or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, June 11, 2024 at 8:30 a.m. Pacific Time. The Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/INFA2024, where you will be able to listen to the meeting live, submit questions, and vote online. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 26, 2024 to all stockholders entitled to vote at the Annual Meeting. The proxy materials and our 2023 annual report can be accessed by following the instructions in the Notice.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
What matters am I voting on?
You are being asked to vote on:
•the election of three Class III directors to serve until the 2027 annual meeting of stockholders and until their successors are duly elected and qualified;
•a proposal to ratify the appointment of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2024;
•a proposal to approve, on an advisory basis, the compensation of our named executive officers;
•a proposal to amend our amended and restated certificate of incorporation to reflect recently adopted Delaware law provisions regarding officer exculpation; and
•any other business as may properly come before the Annual Meeting.
How does the board of directors recommend I vote on these proposals?
Our board of directors recommends a vote:
•“FOR” the election of the Class III director nominees named in this proxy statement;
•“FOR” the ratification of the appointment of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2024;
•“FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and

•"FOR" the amendment of our amended and restated certificate of incorporation to reflect recently adopted Delaware law provisions regarding officer exculpation.
How many votes are needed for approval of each proposal?
Proposal No. 1: Each director is elected by a plurality of the votes cast with respect to the election of directors at the Annual Meeting. A plurality of votes cast means that the director nominees with the greatest number of votes cast “For”, even if less than a majority, will be elected. You may (1) vote "For" the election of all of the director nominees named herein, (2) "Withhold" authority to vote for all such director nominees or (3) vote "For" all such director nominees other than any nominees with respect to whom the vote is specifically "Withheld" by indicating in the space provided on the proxy. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted "For" a particular nominee, whether as a result of choosing to "Withhold" authority to vote or a broker non-vote, will have no effect on the outcome of the election. For more information, see “Proposal No. 1: Election of Directors—Vote Required.”
Proposal No. 2: The ratification of the appointment of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2024, requires the affirmative “For” vote of a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.
Proposal No. 3: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of at least a majority of the voting power of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our board of directors or our Company. Our board of directors and our compensation committee will consider the outcome of the vote when determining named executive officer compensation.
Proposal No. 4: The approval of an amendment to our amended and restated certificate of incorporation to reflect recent Delaware law provisions regarding officer exculpation requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon. Only holders of Class A and Class B-1 common stock are entitled to vote on this Proposal 4. Each share of Class A and Class B-1 common stock is entitled to one vote per share. Holders of Class B-2 common stock are not entitled to vote on this Proposal 4. Abstentions and broker non-votes will have the effect of a vote against this proposal.

Who is entitled to vote?
Stockholders of record as of the close of business on April 18, 2024, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 255,583,179 shares of our Class A common stock outstanding, 44,049,523 shares of our Class B-1 common stock outstanding and 44,049,523 shares of our Class B-2 common stock outstanding. Holders of our Class A common stock are entitled to vote on all matters described in this proxy statement for which your vote is being solicited. Holders of our Class B-1 common stock are entitled to vote on all matters described in this proxy statement for which your vote is being solicited, except for Proposal No. 1, the election of the three director nominees named in the proxy statement as Class III directors of the Company. Holders of Class B-2 common stock are entitled to vote only on Proposal No. 1, the election of the three director nominees named in the proxy statement as Class III directors of the Company. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock, Class B-1 common stock and Class B-2 common stock is entitled to one vote per share. Our Class A common stock Class B-1 common stock and Class B-2 common stock are collectively referred to in this proxy statement as our “common stock.”
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank, or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank, or other nominee as “street name stockholders.”
Are a certain number of shares required to be present at the Annual Meeting?
A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws and Delaware law. The presence, virtually or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes, and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.
How do I vote?
If you are a stockholder of record, there are four ways to vote:
•by Internet prior to the Annual Meeting at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 10, 2024 (have your Notice or proxy card in hand when you visit the website);
•by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 10, 2024 (have your Notice or proxy card in hand when you call);

•by mail by completing, signing, dating and mailing your proxy card (if you received printed proxy materials) to be received before the scheduled start of the Annual Meeting; or
•by attending the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/INFA2024, where you may vote and submit questions during the meeting (please have your Notice or proxy card in hand when you visit the website).
Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.
If you are a street name stockholder, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank, or other nominee in order to direct your broker, bank, or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank, or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares live at the Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will generally have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2024. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you (and failure to provide instructions on these matters will result in a “broker non-vote”).
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by entering a new vote by Internet or by telephone; completing and returning a later-dated proxy card; notifying the Corporate Secretary of Informatica Inc., in writing, at Informatica Inc., 2100 Seaport Boulevard, Redwood City, CA 94063; or attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy). If you are a street name stockholder, your broker, bank, or other nominee can provide you with instructions on how to change your vote.
What do I need to do to attend the Annual Meeting?
You will be able to attend the Annual Meeting virtually, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/INFA2024. To participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. The Annual Meeting webcast will begin promptly at 8:30 a.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:15 a.m. Pacific Time, and you should allow ample time for the check-in procedures.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. Michael McLaughlin and Bradford Lewis have been designated as proxy holders by our board of directors. When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 26, 2024 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.
How are proxies solicited for the Annual Meeting?
Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank, or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies by telephone, by electronic communication, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials, to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials, to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at:
Informatica Inc.
Attention: Corporate Secretary
2100 Seaport Boulevard
Redwood City, California 94063
(650) 385-5000
Street name stockholders may contact their broker, bank, or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2025 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 27, 2024. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Informatica Inc.
Attention: Corporate Secretary
2100 Seaport Boulevard
Redwood City, California 94063
(650) 385-5000
Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our board of directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for the 2025 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:
•not earlier than 8:00 a.m. Pacific Time on February 11, 2025; and
•not later than 5:00 p.m. Pacific Time on March 13, 2025.
In the event that we hold the 2025 annual meeting of stockholders more than 25 days before or more than 25 days after the one-year anniversary of the Annual Meeting, a notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than 8:00 a.m. Pacific Time on the 120th day before the 2025 annual meeting of stockholders and no later than 5.00 p.m. Pacific Time on the 10th day following the day on which public announcement of the date of the 2025 annual meeting of stockholders is first made.
If a stockholder who has notified us of their intention to present a proposal at an annual meeting of stockholders does not appear to present their proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Recommendation or Nomination of Director Candidates
Holders who comply with the procedures required by our amended and restated bylaws may recommend director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Corporate Secretary or legal department at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations and Nominations to the Board of Directors.”
In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
A stockholder who desires to nominate director candidates for election at the 2025 annual meeting of stockholders, which is expected to be held in or about June 2025, must also comply with the requirements of Rule 14a-19 by notifying our Corporate Secretary with regards to the intent to solicit proxies in support of director nominees (other than our nominees) as required by Rule 14a-19 no later than April 12, 2025. Please note that that the notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under the advance notice provisions of our amended and restated bylaws described above.
Availability of Bylaws
A copy of our amended and restated bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our board of directors. As of March 31, 2024, our board of directors consisted of ten directors, four of whom qualified as “independent” under the listing standards of the New York Stock Exchange (“NYSE”). We have a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only one class of directors is elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term will continue until the end of such director’s three-year term and the election and qualification of their successor, or their earlier death, resignation, or removal.
The following table sets forth the names, ages as of March 31, 2024, and certain other information for each of the directors with terms expiring at the Annual Meeting (each of whom is also a nominee for election as a director at the Annual Meeting) and for each of the continuing members of our board of directors:

Director with Term expiring at the Annual Meeting/Nominee	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Brian Ruder(1)	III	51	Director	2015	2024	2027
Cesare Ruggiero(3)	III	48	Director	2022	2024	2027
Jill Ward(3)	III	63	Director	2021	2024	2027

Continuing Directors
Amit Walia	I	52	Chief Executive Officer, and Director	2020	2025
Bruce Chizen(1)	I	68	Chair	2015	2025
Elizabeth Rafael(2)	I	62	Director	2021	2025
Janice Chaffin(2)	II	69	Director	2019	2026
Gerald Held(2)	II	76	Director	2008	2026
Ryan Lanpher(3)	II	39	Director	2015	2026
Austin Locke(1)	II	42	Director	2019	2026

(1)Member of our compensation committee.
(2)Member of our audit committee.
(3)Member of our nominating and corporate governance committee.

Nominees for Director
Brian Ruder. Mr. Ruder has served as a member of our board of directors since August 2015. Mr. Ruder joined Permira in November 2008 and currently serves as co-head of Permira’s Technology investing sector, as a member of Permira’s Executive Committee, and as co-chair of the Permira VII Investment Committee. Mr. Ruder served on the board of directors of LegalZoom.com, Inc., an online legal technology company, from April 2014 until March 2023. Mr. Ruder also serves on the board of various private companies. Mr. Ruder holds a B.A. in Mathematics and Philosophy from Harvard University and an M.B.A. from Harvard Business School.

Mr. Ruder provides to our board of directors the benefits of his extensive financial experience and his experience advising technology companies.
Cesare Ruggiero. Mr. Ruggiero has served as a member of our board of directors since August 2022. Mr. Ruggiero is a managing director with CPP Investments in its Portfolio Value Creation group since March 2014. He works with portfolio companies across private equity, infrastructure, and sustainable energies investments to achieve full value potential. He serves on the Real Assets Investment Committee. Prior to joining CPP Investments in 2014, Mr. Ruggiero worked at The Boston Consulting Group (BCG) where he advised companies in business strategy and operational improvement. Prior to BCG, Mr. Ruggiero worked at Capgemini (formerly Cap Gemini Ernst & Young) as the head of the U.S. M&A practice area. Mr. Ruggiero currently serves on the board of directors of Ports America, a maritime transportation company and Mytheresa, an e-commerce luxury fashion company. Mr. Ruggiero holds a Hons. BA with high distinction in International Relations from the University of Toronto.
Mr. Ruggiero provides to our board of directors the benefits of his extensive financial experience and management consulting experience.
Jill Ward. Ms. Ward has served as a member of our board of directors since May 2021. From October 2018 to February 2020, Ms. Ward served as an Operating Partner of Lead Edge Capital, a growth equity investment firm. Ms. Ward has served as a member of the board of directors of Dynatrace, Inc., a software intelligence platform company, since September 2019 and as a member of the board of directors of HubSpot, Inc., a cloud-based customer relationship management (CRM) platform company, since October 2017. Ms. Ward previously served as a member of the board of directors of Carbon Black, Inc., a cloud security company, from December 2018 until its acquisition by VMware, Inc., a cloud computing and infrastructure company, in October 2019. She served as president and chief operating officer of Fleetmatics Group PLC, a SaaS fleet management company from April 2015 until its acquisition by Verizon Communications Inc., a telecommunications company, in November 2016. Ms. Ward previously served in various roles at Intuit, a financial software company, from 2001 to 2014, most recently serving as Senior Vice President and General Manager. Ms. Ward holds a B.A. from Wellesley College, and an M.B.A. from the Tuck School of Business at Dartmouth College.
Ms. Ward provides to our board of directors the benefits of her business experience and her overall knowledge of the technology industry.

Continuing Directors
Amit Walia. Mr. Walia has served as our Chief Executive Officer since January 2020 and as a member of our board of directors since January 2020. Prior to serving as our Chief Executive Officer, Mr. Walia served in various roles at Informatica from October 2013 to January 2020, including most recently as President, Products and Marketing, where he was responsible for Informatica’s product and market strategy, product management, product development, user experience, cloud operations, strategic ecosystems strategy, partnerships with strategic ecosystems, and global marketing function. Prior to Informatica, Mr. Walia worked in leadership positions across a variety of functions at Symantec Corporation, a cybersecurity company, Intuit Inc., a business and financial management solutions company, and McKinsey & Company, a management consulting company. He spent the earlier part of his career working for Tata Group, a multinational conglomerate, and Infosys Technologies Ltd, a digital services and consulting company, in India. Mr. Walia serves on the board of directors for Box Inc., a content cloud company, since August 2022.
Mr. Walia holds a B.Tech. from the Indian Institute of Technology, Varanasi, India, and an M.B.A. from the Kellogg School of Management, Northwestern University.
Mr. Walia provides to our board of directors the benefits of his perspective, experience and operational expertise in our business that he has developed as our Chief Executive Officer.

Bruce Chizen. Mr. Chizen has served as a member of our board of directors since August 2015, Mr. Chizen previously served as the Executive Chairman of our board of directors from January 2016 through October 2021, and has continued to serve as the chair of our board of directors since stepping down from his role as Executive Chairman. Mr. Chizen also served as a special advisor from August 2015 through October 2021. Mr. Chizen is currently an independent consultant and has served as a Senior Adviser to Permira Advisers LLP, a private equity firm, since July 2008, an Operating Partner for Permira Growth Opportunities since June 2018, and as a Venture Partner at Voyager Capital, a venture capital firm, since August 2009. Mr. Chizen has served on the boards of directors of Oracle Corporation, a computer technology company, since July 2008, Chargepoint Holdings, Inc., an electric vehicle infrastructure company, since December 2014 and Synopsys, Inc. an electronic design automation company, since April 2001. Mr. Chizen holds a B.S. in Health Sciences from Brooklyn College, City University of New York.
Mr. Chizen provides to our board of directors the benefits of his significant expertise in the management of complex global organizations.
Janice Chaffin. Ms. Chaffin has served as a member of our board of directors since October 2019. Ms. Chaffin previously served in various roles at Symantec, a cybersecurity software and services company, from May 2003 to March 2013, most recently serving as Group President, Consumer Business. Ms. Chaffin has served on the boards of directors of Synopsys, an electronic design automation company, since December 2014 and PTC, a computer software company since August 2013. Ms. Chaffin holds a B.A. in Political Science from University of California, San Diego, and an M.B.A. from UCLA where she was an Edward W. Carter Fellow.
Ms. Chaffin provides to our board of directors the benefits of her extensive enterprise software market experience.
Gerald Held. Dr. Held has served as a member of our board of directors since November 2008. Since January 1999, Dr. Held has been the Chief Executive Officer of Held Consulting Group, a strategic consulting firm. Dr. Held has served as a member of the board of directors of NetApp, a data management company, since December 2009, and currently serves on the boards of director for several private companies. Dr. Held holds a B.S. in Electrical Engineering from Purdue University, an M.S. in Systems Engineering from the University of Pennsylvania and a Ph.D. in Computer Science from University of California, Berkeley.
Dr. Held provides to our board of directors the benefits of his experience in developing, managing and advising technology organizations especially in the field of data management.
 Ryan Lanpher. Mr. Lanpher has served as a member of our board of directors since August 2015. Mr. Lanpher is a Partner at Permira, which he joined in January 2009. Mr. Lanpher is currently a member of the boards of directors of various private companies. Mr. Lanpher holds a B.A. in International Studies from John Hopkins University and an M.B.A. from the Stanford Graduate School of Business.
Mr. Lanpher provides to our board of directors the benefits of his expertise of his particular knowledge and expertise in technology investing.
Austin Locke. Mr. Locke has served as a member of our board of directors since December 2019. Mr. Locke is a Managing Director with CPP Investments, an asset management company, which he joined in May 2014. Mr. Locke leads the North American technology investing efforts in the Direct Private Equity group of CPP Investments. Mr. Locke holds a B.S. in Analytical Finance from Wake Forest University and an M.B.A. from the University of Chicago Booth School of Business.
Mr. Locke provides to our board of directors the benefits of his extensive experience with corporate finance, corporate strategy, and private equity investments, as well as his experience working with other technology and software companies.

Elizabeth Rafael. Ms. Rafael has served as a member of our board of directors since July 2021. Ms. Rafael was most recently the Chief Transformation Officer at GoDaddy Inc., a web hosting company, from May 2018 to November 2019. Prior to that she completed a five-year tenure at Apple as Vice President and Corporate Controller and Principal Accounting Executive, retiring in October 2012. Ms. Rafael also had a successful career at Cisco Systems, a networking technology company, where she was Vice President, Corporate Finance and served as Vice President, Corporate Controller and Principal Accounting Officer. She was the Executive Vice President, Chief Financial Officer, and Chief Administrative Officer of Aspect Communications, Inc., a communications software company; the Senior Vice-President and CFO of Escalate, Inc. and has held senior leadership positions at Silicon Graphics (SGI) and Sun Microsystems. Ms. Rafael serves on the boards of directors of Autodesk, Inc., a design software company, since March 2013; and Kinaxis, Inc., a supply chain management company, since February 2020. Ms. Rafael graduated magna cum laude from Santa Clara University with a B.S.C. degree in Accounting and sat on the Santa Clara Board of Trustees from October 2012 through 2018.
Ms. Rafael provides to our board of directors the benefits of her extensive financial experience and her experience advising technology companies.
Director Independence
Under the listing standards of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, NYSE listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under NYSE listing standards, a director will only qualify as an “independent director” if the board of directors affirmatively determines that the director has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). However, under the rules of the NYSE, a controlled company does not need its board of directors to have a majority of independent directors or to form an independent compensation or nominating and corporate governance committee. As a controlled company, we are currently subject to the rules of the NYSE that require us to have an audit committee composed entirely of independent directors. Our audit committee is comprised entirely of independent directors. If at any time we cease to be a controlled company, we will take all action necessary to comply with the rules of the NYSE, including by ensuring that our board of directors is composed of a majority of independent directors and that we have a compensation committee and a nominating and corporate governance committee composed entirely of independent directors, subject to any permitted “phase-in” period.
Our board of directors has assessed the independence of each director. Based on information provided by each director concerning their background, employment and affiliations, our board of directors has determined that Janice Chaffin, Gerald Held, Elizabeth Rafael, and Jill Ward do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of the NYSE. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”
Stockholder Agreement
We have entered into a stockholder agreement with investment funds or other entities affiliated with Permira Funds (“Permira”) and the Canada Pension Plan Investment Board (“CPP Investments”, together with Permira, the “Sponsors”) that governs certain nomination rights with respect to our board of directors. Under the stockholder agreement we are required to take all necessary action to cause the board of directors to include individuals designated by Permira and CPP Investments in the slate of nominees recommended by the board of directors for elections by our stockholders, as follows:
•For so long as Permira owns 20% of the aggregate shares of our Class A and Class B-1 common stock held by Permira on October 26, 2021, Permira will be entitled to designate two individuals for nomination;
•For so long as Permira owns less than 20% but at least 10% of the aggregate shares of our Class A and Class B-1 common stock held by Permira on October 26, 2021, Permira will be entitled to designate one individual for nomination;
•For so long as CPP Investments owns 20% of the aggregate shares of our Class A and Class B-1 common stock held by CPP Investments on October 26, 2021, CPP Investments will be entitled to designate two individuals for nomination;
•For so long as CPP Investments owns less than 20% but at least 10% of the aggregate shares of our Class A and Class B-1 common stock held by CPP Investments on October 26, 2021, CPP Investments will be entitled to designate one individual for nomination; and
•For so long as Permira and CPP Investments together have the right to designate an aggregate of four individuals for nomination, Permira and CPP Investments will have the right to jointly designate one additional individual for nomination.

Permira and CPP Investments will also have the exclusive right to remove their respective designees and to fill vacancies created by the removal or resignation of their designees, and we are required to take all necessary action to cause such removals and fill such vacancies at the request of Permira and CPP Investments as applicable.

Board Leadership Structure
Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates, including independence standards, and corporate governance policies and standards applicable to us in general. Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors. All of our committees comply with all applicable requirements of the NYSE and SEC rules and regulations. Each committee’s charter and our Corporate Governance Guidelines are available on our website at investors.informatica.com. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be part of this proxy statement.
Mr. Chizen serves as the Chair of our board of directors and our board of directors believes that having a non-executive Chair of the board of directors is the appropriate leadership structure for our Company at this time in light of the evolution of our Company’s business and operating environment. This leadership streamlines roles and responsibilities and allows our Chief Executive Officer to focus on executing our Company’s strategic plan and managing our Company’s operations and performance, while allowing the Chair of the board of directors to focus on the effectiveness of the board of directors and oversight of our senior management team.
Pursuant to the terms of our stockholders agreement, Permira and CPP Investments each have the right to appoint a director to serve on each of our board committees (other than our audit committee), for so long as Permira or CPP Investments, as applicable, has the right to designate at least one director for nomination, subject to applicable laws and the NYSE listing standards.
Board Meetings and Committees
During our fiscal year ended December 31, 2023, our board of directors held 11 meetings (including regularly scheduled and special meetings). During this period, each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.
Directors are expected to attend each meeting (and, in no event, fewer than 75% of the meetings), to invest the time and effort to understand the Company’s business and financial strategies and challenges. Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we strongly encourage, but do not require, our directors to attend. All of our directors attended the 2023 annual meeting.
The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.
The non-management members of the board of directors also meet regularly in executive sessions without management present. At these sessions Bruce Chizen acts as presiding director.
Audit Committee
Our audit committee consists of Elizabeth Rafael, Janice Chaffin and Gerald Held, with Elizabeth Rafael serving as Chair. Each member of our audit committee meets the requirements for independence, financial literacy and sophistication of the listing standards of the NYSE. In addition, our board of directors has determined that Elizabeth Rafael is an audit committee financial expert within the meaning of

Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (“Securities Act”). Our audit committee is responsible for, among other things:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our consolidated financial statements;
•helping to ensure the independence and overseeing performance of the independent registered public accounting firm;
•    reviewing and discussing the scope and results of audits with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;
•    reviewing our financial statements and our critical accounting policies and estimates;
•    reviewing the adequacy and effectiveness of our internal controls;
•    developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•    overseeing our policies on risk assessment and risk management pertaining to our operational infrastructure, particularly business continuity, cybersecurity, and data security;
•    overseeing compliance with our code of business conduct;
•    reviewing related party transactions; and
•    pre-approving all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
No member of our audit committee may serve on the audit committee of more than three public companies, including Informatica, unless our board of directors determines that such simultaneous service would not impair the ability of such member to effectively serve on our audit committee and we disclose such determination in accordance with the listing standards of the NYSE.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter for our audit committee is available on our website at investors.informatica.com. During 2023, our audit committee held 12 meetings.
Compensation Committee
Our compensation committee consists of Brian Ruder, Bruce Chizen and Austin Locke with Brian Ruder serving as Chair. Our compensation committee is responsible for, among other things:
•    reviewing and approving or recommending for approval to our board of directors the compensation of our CEO;
•    in consultation with the CEO, review at least annually and approve or recommend for approval to the board of directors, the compensation of our executive officers other than the CEO;
•    administering our equity compensation plans;
•    reviewing and approving and making recommendations to our board of directors regarding incentive compensation and equity compensation plans;
•    establishing and reviewing general policies relating to compensation and benefits of our employees; and

•    making recommendations regarding non-employee director compensation to our full board of directors.
Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter for our compensation committee is available on our website at investors.informatica.com. During 2023, our compensation committee held 6 meetings.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Jill Ward, Ryan Lanpher and Cesare Ruggiero, with Jill Ward serving as Chair. Our nominating and corporate governance committee is responsible for, among other things:
•identifying, evaluating and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;
•evaluating the performance of our board of directors and of individual directors;
•    considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•    reviewing developments in corporate governance practices;
•    evaluating the adequacy of our corporate governance practices and reporting;
•    developing and making recommendations to our board of directors regarding corporate governance guidelines and matters;
•    overseeing the Company’s sustainability strategies;
•    contributing to succession planning; and
•    reviewing actual and potential conflicts of interest of our directors and officers other than related party transactions reviewed by our audit committee.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter for our nominating and corporate governance committee is available on our website at investors.informatica.com. During 2023, our nominating and corporate governance committee held 4 meetings.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has been an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Considerations in Evaluating Director Nominees
Our nominating and corporate governance committee is responsible for reviewing with the board of directors the appropriate characteristics, skills, and experience required for the board of directors as a whole and its individual members. Our nominating and corporate governance committee uses a variety of methods to identify and evaluate director nominees. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, character, professional ethics and integrity, judgment, business acumen, proven achievement and competence in one’s field, the ability to exercise sound business judgment, tenure on the board of directors and skills that are complementary to the board of directors, an understanding of the Company’s business, an understanding of the responsibilities that are required of a member of the board of directors, other time commitments, diversity with respect to professional background, education, race, ethnicity, gender, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the board or directors and the current composition, organization and governance of the board of directors and its committees.
Our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. In 2023, our nominating and corporate governance committee engaged an independent recruiting firm to support our identification of qualified candidates for service on our board of directors, including specifically candidates that may add to the diversity of our board of directors.
Our nominating and corporate governance committee also considers the above and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, including incumbent directors, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.
Stockholder Recommendations and Nominations to the Board of Directors
Our nominating and corporate governance committee will consider director candidates recommended by stockholders so long as such recommendations comply with our amended and restated certificate of incorporation, amended and restated bylaws, and applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws and our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills, and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should direct the recommendation in writing by letter us, attention of the Corporate Secretary, at 2100 Seaport Boulevard, Redwood City, CA 94063. Such recommendations must include the candidate’s name, age, business address, residence address and principal occupation or employment; the class and number of shares of the Company that are held of record or are beneficially owned by such person; such person’s written consent to being named in such stockholder’s proxy statement as a nominee of such stockholder and to serving as a director of the Company if elected; and any other information required by our amended and restated bylaws.
To be timely for the 2025 annual meeting of stockholders, nominations must be received by our Corporate Secretary observing the same deadlines for stockholder proposals discussed above under “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?—Stockholder Proposals.”
Communications with the Board of Directors
Interested parties wishing to communicate with non-management members of our board of directors may do so by writing and mailing the correspondence to our Chief Legal Officer, Chief Financial Officer or Legal Department at Informatica Inc., 2100 Seaport Boulevard, Redwood City, CA 94063. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a broker, bank or nominee, the name and address of the beneficial owner of such shares, and (ii) the class and number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.
The Company’s Chief Legal Officer, Chief Financial Officer or Legal Department, in consultation with appropriate directors as necessary, will review all incoming communications and screen for communications that (i) are solicitations for products and services, (ii) relate to matters of a personal nature not relevant for the Company’s stockholders to act on or for the board of directors to consider and (iii) matters that are of a type that render them improper or irrelevant to the functioning of the board of directors or the Company, including without limitation, mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material. If appropriate, the Company’s Chief Legal Officer, Chief Financial Officer or Legal Department will route such communications to the appropriate director(s) or, if none is specified, to the chairperson of the board of directors or the lead independent director (if one is appointed) if the chairperson of the board is not independent.
The Company’s Chief Legal Officer, Chief Financial Officer, or Legal Department may decide in the exercise of their judgement whether a response to any communication is necessary and shall provide a report to the nominating and corporate governance committee on a quarterly basis of any communications received to which the Chief Legal Officer, Chief Financial Officer or Legal Department has responded.
These policies and procedures for communications with the non-management directors are administered by the nominating and corporate governance committee. These policies and procedures do not apply to (i) communications to directors from officers or directors of the Company who are stockholders or (ii) stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are discussed further in the section titled “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?—Stockholder Proposals” described above in this proxy statement.
Corporate Governance Guidelines and Code of Business Conduct
The Corporate Governance Guidelines adopted by our board of directors address the qualifications and responsibilities of our directors and director candidates, including independence standards, and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct is posted on our website at investors.informatica.com. We will disclose any amendments to our Code of Business Conduct or any waivers of the requirements of our Code of Business Conduct for directors and executive officers on the same website or in filings under the Exchange Act.
Sustainability and Corporate Citizenship
Our board of directors and executive management recognize the importance of operating with sustainability and corporate responsibility in mind and in our actions. While the operations of a software company might not have a large environmental impact, we have many great opportunities to advance a variety of sustainability and corporate responsibility goals to support our long-term business growth, value creation and communities worldwide. With our commitment to sustainability woven into our corporate culture, we are on a clear path to continuously enhance our contribution to a sustainable future for the benefit of all stakeholders. This is also reflected in our annual Sustainability Report available from our website. Our nominating and corporate governance committee oversees and periodically reviews and assesses our sustainability program.

Diversity, Equity and Inclusion
We have a well-developed corporate culture that celebrates and promotes the building of a diverse and inclusive workforce. Our Inclusion, Diversity, Equity and Belonging (IDEB) program is strongly supported by our board of directors, CEO and the rest of executive management. We view this as a journey together to constantly build an empathetic and inclusive environment. We also view this as a daily commitment by each employee and partner to actively look for ways to incorporate our IDEB values in our work.
Our IDEB Steering Committee helps drive our IDEB goals and strategies. We also have a variety of formal and informal employee-led groups that are dedicated to the realization of our IDEB goals and outcomes. The gender diversity of our board of directors, comprising 30% women, is also a reflection of the value we place on having a diversity of backgrounds and experiences at every level.
Our new employees learn about IDEB from our onboarding teams and are impressed by its importance to our culture. We also have regular forums where employees across all functions and geographies can gather to talk about a variety of pertinent subjects at work and outside of work. Our regular cultural celebrations are highly visible in the Company and are an important source of goodwill and learning about each other.
Data Privacy and Data Security
As a global leader in data management, we are keenly aware of the need to manage risks relating to the collection, storage, transmission and use of proprietary information and personal data in our own operations and to support our customers’ responsible handling and use of data.
To succeed in our business and fulfill our corporate values, we are focused on trustworthiness in our protection of information and the ethical use of available data. Our commitment to these principles is demonstrated by our specialized, multi-disciplinary team that helps drive our approach to information security and privacy practices. Our Global Security Organization, led by our Chief Information Security Officer, provides a broad range of services to help ensure the security of our information and technology assets. Our Chief Privacy Officer helps ensure our adherence to privacy laws and regulations as well as our contractual privacy commitments. These specialists, in collaboration with the office of our Chief Product Officer, collectively support and provide leadership and guidance for privacy protection, product security, data governance, compliance with privacy regulations, business continuity and disaster recovery, enterprise security and supplier trust.
Our commitments also include the responsible use of artificial intelligence (AI). Our AI governance is designed to ensure the ethical development, deployment, and operation of AI technologies within our enterprise and as part of our products and services. As part of this, we focus on enhanced data management productivity, data security, transparency, user experience and democratization of AI.
With oversight and guidance provided by top management, and cross-functional leadership teams who provide reports to and discuss with the audit committee, our cybersecurity and privacy risk management processes are continually refined to address emerging security risks, changes in privacy regulations, stakeholder expectations and the responsible use of AI. This is reinforced by ongoing training of personnel to support compliance with our information security and privacy policies, which are also regularly reviewed and updated.
Energy Management
We value energy efficiency and recognize the importance of addressing climate change. When we select or improve office space, we focus on ensuring not only that we have facilities that meet our operational needs, but also that appropriately manage our impact on the environment as we take into account the local and global benefits of following green building principles and managing our energy consumption. These values are an integral part of our facilities management, and our larger sites benefit from the control that we can exercise in implementing our goals.
Sustainable Products & Solutions
Our products enable the democratization of data access and support for inclusion within our customers’ operations in terms of how our products and solutions are used, and who can leverage them. We also offer solutions that are designed to help customers more quickly and efficiently track their progress in their sustainability programs. Specifically, our IDMC for ESG Sustainability offering leverages our unique combination of capabilities to support our customers’ sustainability programs. This solution helps provide to customers greater assurance that their sustainability-related metrics and disclosures will meet their data quality standards.
Business Ethics
We are proud of the culture of compliance, ethics and integrity that we have established. We are committed to maintaining the highest level of professional and ethical standards in the conduct of our business around the world. We also greatly appreciate that our reputation for integrity and fair dealing is an important component of our success and the personal satisfaction of our employees and our customers. This includes our dedication to fair competition and fair business practices.
We see our compliance with international and domestic anti-corruption laws to be a floor, not a ceiling, for our business ethics. In addition to our internal compliance and ethics training and reviews, we have procedures for conducting risk-based due diligence on third parties that can present a particular risk to our business ethics standards. Our whistleblower policies and procedures encourage transparency, facilitate confidentiality, and provide multiple avenues for employees and non-employees to submit concerns that may impact our integrity.
The practice of our business ethics is well-supported by our Corporate Compliance Programs Committee which is comprised of a cross-functional group of executives and managers who meet regularly to review a broad range of business ethics and compliance initiatives and identify opportunities for continuous improvement. This includes reviews of policies, training programs, reported concerns, and support in identifying opportunities for remediation. Our culture of business ethics is also reinforced by our ethical tone-at-the-top through clear policies such as our Code of Business Conduct, regular compliance training for our employees, enforcement of Company policies and oversight by our board of directors.
Philanthropy and Volunteerism
Through our volunteer programs, youth education and philanthropic efforts, we make a positive impact in the communities where we live and work. Our employees are encouraged to share their experiences, talents and other resources with schools, nonprofits and other organizations. We endorse volunteering opportunities to help address local and global challenges such as access to education, housing and food insecurity, environmental restoration and other causes.
We also support internship programs to provide college students with practical experience and to attract a broader pool of future candidates to Informatica; participate in community outreach projects to generate awareness of Informatica’s business to show how STEM education can lead to rewarding careers; and encourage a broader pool of such students to enter into and succeed in technology careers.

Role of Board in Risk Oversight Process
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational risks, in the pursuit and achievement of our strategic objectives. We have designed and implemented processes to manage risk in our operations, including longer term risks as well as near term risks and potential business continuity risks. Management is responsible for the day-to-day oversight and management of these risks. Our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of our risk management framework, which is designed to identify, assess, and manage risks to which our Company is exposed, as well as to foster a corporate culture of integrity. Consistent with this approach, our board of directors regularly reviews our strategic and operational risks in the context of discussions with management, question and answer sessions, and reports from the management team at regular board meetings. Our board of directors also receives regular reports on all significant committee activities at regular board meetings and evaluates the risks inherent in significant transactions. In its assessment of risks and risk management, our board of directors and its committees consult with outside advisors, including the Company’s independent auditors, legal counsel and the compensation consultant engaged by the compensation committee.
In addition, our board of directors has tasked designated standing committees with oversight of certain categories of risk management. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal controls over financial reporting, disclosure controls and procedures, and legal and regulatory compliance. Our audit committee also, among other things, discusses with management, our internal auditors, and our independent auditor guidelines and policies with respect to risk assessment and risk management, as well as potential conflicts of interest. The audit committee further oversees our initiatives related to cybersecurity, including incident prevention and monitoring. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to risks relating to our corporate governance practices, the independence of the board of directors and potential conflicts of interest, as well as our sustainability strategies. Also, as part of its oversight of the composition of our board of directors, our nominating and corporate governance committee takes into account the Company’s business, risks and strategies. Our compensation committee assesses risks arising from our compensation philosophy and practices to determine whether they encourage excessive risk-taking and evaluates policies and practices that could mitigate such risks.
Our board of director believes its current leadership structure supports the risk oversight function of the board.

Director Compensation
In October 2021, our board of directors adopted, and our stockholders approved, an Outside Director Compensation Policy (the “Director Compensation Policy”) for our non-employee directors. The Director Compensation Policy was developed with input from Compensia, an independent compensation consultant, regarding practices and compensation levels at the same group of peer companies used for executive compensation comparisons at the time and is intended to attract, retain, and reward non-employee directors. Our compensation committee annually reviews director compensation and may make recommendations to our Board with respect to the forms and amounts of compensation to be paid to our directors. The Director Compensation Policy has not been amended since its adoption as it has been considered to continue to serve these purposes.
Under the Director Compensation Policy, each non-employee director will receive the cash and equity compensation for board services described below. We also will reimburse our non-employee directors, including the non-compensated directors, for reasonable, customary, and documented travel expenses to meetings of our board of directors or its committee and other expenses.
Maximum Annual Compensation Limit
The Director Compensation Policy provides that in any fiscal year, a non-employee director may be paid cash compensation and granted equity awards with an aggregate value of no more than $750,000 (with the value of equity awards based on its grant date fair value determined in accordance with U.S. generally accepted accounting principles (“GAAP”) for purposes of this limit), with such limit increased to $1,000,000 in the fiscal year of the director's initial service as a non-employee director. Equity awards granted or other compensation provided to a non-employee director for services as consultant (other than a non-employee director) or as executive chair of the board of directors will not count toward this annual limit.
Non-Compensated Director
Under the Director Compensation Policy, any non-compensated director will not receive any cash compensation or equity awards. A non-compensated director generally means any individual who is a current employee or general partner of an entity or institutional stockholder that holds (or serves as the adviser to the entity that holds) at least 2% of the outstanding shares of capital stock of the Company calculated on a fully diluted basis. A non-employee director who is not classified as a non-compensated director will become a non-compensated director by virtue of the entity or institutional stockholder for which the non-employee director is a current employee or general partner becoming a major investor. A non-compensated director will no longer be classified as a non-compensated director only in the event that (i) the applicable entity or institutional stockholder ceases to be a major investor and (ii) on or after the date that the event in subclause (i) occurs, either (A) the director offers to resign and the board of directors rejects such resignation or (B) the director is reelected as a director by the Company’s stockholders. In addition, any executive chair of the board of directors will not receive any cash compensation or equity awards under our Director Compensation Policy while serving in such role.
Cash Compensation
Under our Director Compensation Policy, each non-employee director is paid an annual cash retainer of $55,000, which is paid quarterly in arrears on a prorated basis.
Under the policy, each non-employee director will be eligible to earn additional annual cash compensation for their additional services as follows:
•$100,000 per year for service as board chair;
•$25,000 per year for service as a chair of the audit committee;

•$12,500 per year for service as member of the audit committee;
•$20,000 per year for service as chair of the compensation committee;
•$10,000 per year for service as a member of the compensation committee;
•$15,000 per year for service as chair of the nominating and corporate governance committee; and
•$7,500 per year for service as a member of the nominating and corporate governance committee.
For clarity, there are no per-meeting fees for attending board of directors or committee meetings. Cash compensation is paid quarterly in arrears on a prorated basis.
Equity Compensation
Initial Award. Pursuant to the Director Compensation Policy, each person who first becomes a non-employee director will receive, on the first trading day on or after the date that the person first becomes a non-employee director, an initial award of restricted stock units (the “Initial Award”). The Initial Award will cover a number of shares of our Class A common stock having a value of $450,000 (rounded down to the nearest whole share), with “value” meaning the fair market value of the shares subject to an Initial Award (as determined in accordance with our 2021 Equity Incentive Plan on the date of grant). The Initial Award will be scheduled to vest in equal annual installments on each of the first three anniversaries of the Initial Award’s date of grant, subject to continued services to us through the applicable vesting dates. If the person was a member of our board of directors and also an employee, then becoming a non-employee director due to termination of employment will not entitle the person to an Initial Award.
Annual Award. Each non-employee director automatically will receive, on the first trading day immediately after the date of each annual meeting of our stockholders, an annual award of restricted stock units (the “Annual Award”), except that, if an individual began service as a non-employee director less than six months prior to the date of such annual meeting, then such individual will not be eligible for an Annual Award with respect to such annual meeting. The Annual Award will cover a number of shares of our Class A common stock having a value of $225,000, or with respect to our Board Chair, a value of $325,000 (rounded down to the nearest whole share), with “value” meaning the fair market value of the shares subject to an Annual Award (as determined in accordance with our 2021 Equity Incentive Plan) on the date of grant. Each Annual Award will be scheduled to vest as to all of the shares of our Class A common stock subject to such award on the earlier of (i) the one-year anniversary of the Annual Award’s grant date or (ii) the date of the next annual meeting following the grant date of the Annual Award, subject to continued services to us through the applicable vesting date.
Change in Control. In the event of our change in control (as defined in our 2021 Equity Incentive Plan), each non-employee director’s then outstanding equity awards covering shares of our common stock that were granted to the non-employee director while the director was a non-employee director will accelerate vesting in full, provided that he or she remains a director through the date of our change in control.
Other Award Terms. Each Initial Award and Annual Award will be granted under our 2021 Equity Incentive Plan (or its successor plan, as applicable) and form of award agreement under such plan.

Director Compensation Table for Fiscal Year 2023
The following table provides information regarding compensation of our non-executive officer directors for service as directors, for the year ended December 31, 2023. Directors who are also our employees or employees of our sponsor shareholders receive no additional compensation for their service as directors. During 2023, our employee director, Mr. Walia, did not receive any compensation for his services as a director. See “Executive Compensation” for additional information regarding Mr. Walia’s compensation.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Bruce Chizen	165,000	324,993	489,993
Janice Chaffin	67,500	224,985	292,485
Gerald Held	67,500	224,985	292,485
Ryan Lanpher	—	—	—
Austin Locke	—	—	—
Elizabeth Rafael	80,000	224,985	304,985
Brian Ruder	—	—	—
Cesare Ruggiero	—	—	—
Jill Ward	70,000	224,985	294,985
______________
(1)Represents a full year of board of directors and any committee service compensation for all directors eligible for compensation.
(2)The amounts reported represent the aggregate grant-date fair value of the RSUs awarded to the director in 2023, calculated in accordance with ASU No. 2016 09 “Compensation—Stock Compensation (Topic 718)” (“ASC 718”), disregarding forfeiture assumptions. These amounts do not reflect the actual economic value that may be realized, and there can be no assurance that these amounts will ever be realized. The assumptions used in calculating the grant date fair value of the equity rewards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

The following table lists the aggregate number of stock awards and the aggregate number of option awards outstanding held by each non-employee director as of December 31, 2023:

Name	Number of Shares Subject to Stock Options Outstanding (#)		Number of Shares Subject to Restricted Stock Units Outstanding (#)
Bruce Chizen	635,415		17,454
Janice Chaffin	42,553		12,083
Gerald Held	238,402		12,083
Ryan Lanpher	—		—
Austin Locke	—	—	—
Elizabeth Rafael	50,000		12,083
Brian Ruder	—		—
Jill Ward	50,000		12,083
Cesare Ruggiero	—		—

PROPOSAL NO. 1: ELECTION OF DIRECTORS
Our board of directors is currently composed of ten members. We have a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Brian Ruder, Cesare Ruggiero and Jill Ward currently serve as our Class III directors and are standing for re-election at the Annual Meeting.
At each annual meeting of stockholders, members of our board of directors will be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier death, resignation, or removal; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the Delaware General Corporation Law.
Nominees
Our nominating and corporate governance committee has recommended, and our board of directors has approved, Brian Ruder, Cesare Ruggiero and Jill Ward as nominees for election as directors at the Annual Meeting. If elected, each of Brian Ruder, Cesare Ruggiero and Jill Ward will serve as directors until the 2027 annual meeting of stockholders and until their successor is duly elected and qualified. Brian Ruder, Cesare Ruggiero and Jill Ward are currently directors of our Company. For information concerning the relevant experiences, qualifications, attributes, and skills of each nominee that led our board of directors to recommend that person as a nominee for director, please see the section titled “Board of Directors and Corporate Governance.” Each of Brian Ruder, Cesare Ruggiero and Jill Ward has consented to being named as a nominee in this proxy statement and to continue to serve as a director, if elected; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy.
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Brian Ruder, Cesare Ruggiero and Jill Ward. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Vote Required
Each director is elected by a plurality of the votes cast with respect to the election of directors at the Annual Meeting. A plurality of votes cast means that the director nominees with the greatest number of votes cast “For”, even if less than a majority, will be elected. Because the outcomes of this proposal will be determined by a plurality vote, any shares not voted "For" a particular nominee, whether as a result of choosing to "Withhold" authority to vote or a broker non-vote, will have no effect on the outcome of this election. Only holders of Class A common stock and Class B-2 common stock are entitled to vote on this Proposal No. 1. Holders of Class B-1 common stock are not entitled to vote on this Proposal No. 1. Each share of Class A and Class B-2 common stock is entitled to one vote per share. Holders of Class A common stock and Class B-2 common stock may vote “For” the election of all of the director nominees, "Withhold" authority to vote for all such director nominees or vote "For" the election of all such director nominees other than any nominees with respect to whom the vote is specifically "Withheld" by indicating in the space provided on the proxy card or at the Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed EY, an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2024. EY has served as the Company’s independent registered public accounting firm since its formation in 2021, and served as the independent registered public accounting firm for Ithacalux Topco S.C.A. during the previous period in 2021 and 2020.
At the Annual Meeting, our stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2024. Our audit committee is submitting the appointment of EY to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of EY, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our Company and our stockholders. If our stockholders do not ratify the appointment of EY, our board of directors may reconsider the appointment. Representatives of EY will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees (in thousands) for professional audit services and other services rendered to our Company by EY for our fiscal years ended December 31, 2022 and 2023.

	2022	2023
Audit Fees(1)	$5,350	$4,990
Audit-Related Fees(2)	—	17
Tax Fees(3)	418	306
All Other Fees(4)	4	5
Total Fees	$5,772	$5,318
(1)Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements for 2022 and 2023 and reviews of our unaudited quarterly condensed consolidated financial statements.
(2)Consists of assurance and related services provided by EY that were related to the performance of the audit or review of our consolidated financial statements and which are not reported above under “Audit Fees”.
(3)Consists of fees for professional services for tax compliance.
(4)Consists of aggregate fees billed for services provided by the independent registered public accounting firm other than those disclosed above which relate to accounting advisory services.

Auditor Independence
In our fiscal year ended December 31, 2023, there were no other professional services provided by EY other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of EY.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair their independence. All services provided by EY for our fiscal years ended December 31, 2022 and 2023 were pre-approved by our audit committee in accordance with the policy.
Vote Required
The ratification of the appointment of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2024 requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon. Only holders of Class A and Class B-1 common stock are entitled to vote on this Proposal No. 2. Each share of Class A and Class B-1 common stock is entitled to one vote per share. Holders of Class B-2 common stock are not entitled to vote on this Proposal No. 2. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF EY AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE
The audit committee of Informatica is a committee of the board of directors that meets the requirements of the listing standards of the New York Stock Exchange and the rules and regulations of the SEC. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements. With respect to Informatica’s financial reporting processes, Informatica’s management is responsible for establishing and maintaining internal controls and preparing Informatica’s consolidated financial statements. Informatica’s independent registered public accounting firm, EY, is responsible for performing an independent audit of Informatica’s consolidated financial statements and the effectiveness of the Company’s internal controls over financial reporting. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare Informatica’s financial statements, as that is a fundamental responsibility of management. In the performance of its oversight function, the audit committee has:
•reviewed and discussed the Company's audited consolidated financial statements with management and EY;
•discussed with EY the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
•received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with EY its independence.
Based on the audit committee’s review and discussions with management and EY, the audit committee recommended to the board of directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the board of directors:
Elizabeth Rafael (Chair)
Janice Chaffin
Gerald Held

This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

PROPOSAL NO. 3: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and SEC rules, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. At our 2022 annual meeting of stockholders, consistent with the recommendation of our board of directors, our stockholders indicated their preference to hold this advisory vote annually and our board of directors has adopted such annual frequency until any other determination by the board of directors.
The Say-on-Pay vote is advisory, and therefore is not binding on us, our compensation committee, or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will make efforts to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our compensation committee will evaluate whether any actions are necessary to address those concerns.
We believe that the information provided in the section titled “Executive Compensation,” and in particular the information discussed in the section titled “Executive Compensation—Compensation Discussion & Analysis—Our Compensation Philosophy,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “For” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”
Vote Required
The approval, on an advisory basis, of the compensation of our named executive officers, requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Only holders of Class A and Class B-1 common stock are entitled to vote on this Proposal No. 3. Each share of Class A and Class B-1 common stock is entitled to one vote per share. Holders of Class B-2 common stock are not entitled to vote on this Proposal No. 3. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.
As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4: AMENDMENT OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REFLECT RECENTLY ADOPTED DELAWARE LAW PROVISIONS REGARDING OFFICER EXCULPATION
In August 2022, the State of Delaware, which is the Company’s state of incorporation, enacted legislation that enables Delaware corporations to limit the liability of certain of their officers in limited circumstances. In light of this update in the law, we are proposing to amend our amended and restated certificate of incorporation to exculpate certain of the Company’s officers from liability in specific circumstances, as permitted by Delaware law. The Delaware statute only permits exculpation for direct claims (and not for derivative claims made by stockholders on behalf of the corporation) and would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. Our proposed amendment would only permit indemnification to the extent permitted under Delaware law. After considering the benefits and the consequences of these updates, our board of directors believes amending our amended and restated certificate of incorporation to provide for such exculpation remedies the inconsistent treatment of officers and directors under Delaware law notwithstanding that both officers and directors have similar fiduciary duties. Our board of directors also believes this proposed amendment will strike a balance between stockholders’ interest in accountability and their interest in the Company being able to attract and retain quality officers to work on its behalf. Further, our board of directors considered the extent of exculpation provided under the law and, accordingly, under our proposed amendment, and believes that it is reasonable and does not unduly impact stockholder rights.
Therefore, taking into account the narrow class and type of claims for which officers’ liability would be exculpated, and the benefits our board of directors believes would accrue to the Company and its stockholders in the form of an enhanced ability to attract and retain talented officers, our board of directors has unanimously approved the amendment of our amended and restated certificate of incorporation, subject to stockholders’ approval. Our board of directors has unanimously determined that it is advisable and in the best interests of the Company and our stockholders to amend our amended and restated certificate of incorporation to provide such exculpation to the extent permitted by Delaware law, and in accordance with Delaware law, hereby seeks approval of the amendment of our amended and restated certificate of incorporation to reflect recently adopted Delaware law provisions regarding officer exculpation.
Accordingly, we ask our stockholders to vote on the following resolution:
“RESOLVED, that the Company’s stockholders approve an amendment to the Company’s amended and restated certificate of incorporation to amend and restate Article IX in its entirety, to read as follows:
ARTICLE IX
Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Section 2. Subject to any provisions in the Bylaws of the Company related to indemnification of directors of the Company, the Company shall indemnify, to the fullest extent permitted by applicable law, any director of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a

“Proceeding”) by reason of the fact that he or she is or was a director of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.
Section 3. The Company shall have the power to indemnify, to the extent permitted by applicable law, any officer, employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
Section 4. Neither any amendment, elimination nor repeal of any Section of this ARTICLE IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Company inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, elimination, repeal or adoption of an inconsistent provision.”

Vote Required
The approval of an amendment to our amended and restated certificate of incorporation to reflect recent Delaware law provisions regarding officer exculpation requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon. Only holders of Class A and Class B-1 common stock are entitled to vote on this Proposal 4. Each share of Class A and Class B-1 common stock is entitled to one vote per share. Holders of Class B-2 common stock are not entitled to vote on this Proposal 4. Abstentions and broker non-votes will have the effect of a vote against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REFLECT RECENTLY ADOPTED DELAWARE LAW PROVISIONS REGARDING OFFICER EXCULPATION.

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of March 31, 2024. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Amit Walia	52	Chief Executive Officer and Director
Michael McLaughlin	59	Executive Vice President and Chief Financial Officer
Jitesh Ghai[1]	45	Executive Vice President and Chief Product Officer
John Schweitzer	55	Executive Vice President and Chief Revenue Officer
Ansa Sekharan	53	Executive Vice President and Chief Customer Officer
1 Jitesh Ghai resigned on April 18, 2024 to pursue other executive opportunities.
Eric Brown, who was our Executive Vice President and Chief Financial Officer as of the fiscal year ended December 31, 2022, transitioned from the role effective as of January 13, 2023, and is no longer an executive officer.
For Mr. Walia’s biography, see “Continuing Directors.”
Michael McLaughlin. Mr. McLaughlin has served as our Executive Vice President and Chief Financial Officer since January 2023. Prior to joining the Company, Mr. McLaughlin served as Executive Vice President and Chief Financial Officer of Fair Isaac Corporation (“FICO”), a data analytics company, from August 2019 to January 2023. At FICO, Mr. McLaughlin led the global finance team responsible for FICO’s Software and Scores business segments. Prior to FICO, Mr. McLaughlin spent 26 years in investment banking, advising leading technology, financial services and real estate companies on a wide range of strategic and financial topics, most recently serving as Managing Director and Head of Technology Corporate Finance at Morgan Stanley. He holds a B.A. from Stanford University and a Masters of Public and Private Management from the Yale School of Management.
Jitesh Ghai. Mr. Ghai has served in various roles at Informatica since March 2010, most recently as our Executive Vice President and Chief Product Officer. Prior to Informatica, Mr. Ghai served in various leadership roles across engineering, sales and product management, including at 29West Inc., an enterprise software company, from October 2008 until March 2010; at Solace Systems Inc., a real-time data software company, from January 2006 to October 2008; and at Cisco Systems, Inc., a global technology company, from August 2001 to November 2005. Mr. Ghai holds a B.S. with First Class Honors in Electrical Engineering from the University of Waterloo, Ontario, Canada.
John Schweitzer. Mr. Schweitzer has served as our Executive Vice President and Chief Revenue Officer since March 2021. Prior to joining Informatica, Mr. Schweitzer served as Chief Revenue Officer and Executive Board Member of Software AG, an enterprise software company, from November 2018 to January 2021. Prior to Software AG, Mr. Schweitzer served as the President, Americas of Workday, a financial management and human capital management software vendor, from March 2017 to October 2018 and Senior Vice President, Sales of SAP, a software company, from January 2015 to February 2017. Mr. Schweitzer holds a B.S.B.A. in Economics—Finance from Northern Arizona University.
Ansa Sekharan. Mr. Sekharan has served in various roles at Informatica since November 1996, most recently as our Executive Vice President and Chief Customer Officer. In this role, Mr. Sekharan leads our Customer Adoption and Renewal organization, including our Professional Services, Customer Success, Customer Support and Renewals teams. Mr. Sekharan’s teams oversee the entire customer relationship, developing and executing our strategy to help customers realize business value from our products. Mr. Sekharan holds a B.S. in Computer Science from The National Institute of Technology, India and graduated magna cum laude from the University of Tulsa with an M.S. in Computer Science.

Executive Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis discusses the compensation program and policies for our named executive officers for our fiscal year ended December 31, 2023. The information contained in this Compensation Discussion and Analysis is to be read together with the compensation tables that follow, which provide additional details of the compensation paid to our named executive officers for 2023.
In addition to the descriptions of the key elements of our executive compensation during fiscal year 2023, this Compensation Discussion and Analysis also provides an overview of our compensation philosophy and objectives. That includes an overview of how and why the Compensation Committee arrived at the specific compensation decisions for our NEOs for fiscal year 2023. The Compensation Committee of our board of directors administered our executive compensation program during the fiscal year 2023.
Named Executive Officers
Our NEOs for fiscal year 2023 were:
•Amit Walia, our Chief Executive Officer (CEO);
•Michael McLaughlin, our Executive Vice President and Chief Financial Officer (CFO);
•Eric Brown, our former Executive Vice President and Chief Financial Officer;
•Jitesh Ghai, our Executive Vice President and Chief Product Officer;
•John Schweitzer, our Executive Vice President and Chief Revenue Officer; and
•Ansa Sekharan, our Executive Vice President and Chief Customer Officer.
Mr. Brown stepped down from his position as the Company’s Executive Vice President and Chief Financial Officer, effective January 13, 2023, and continued to serve as a consultant to the Company through March 31, 2023. Michael McLaughlin became our Executive Vice President and Chief Financial Officer effective January 16, 2023.
Executive Compensation Objectives and Philosophy
Our executive compensation program is designed to support and align with the achievement of our business success and the creation of long-term value for our stockholders. Consistent with this philosophy, we designed our executive compensation program to achieve the following key objectives:
•Provide compensation that attracts, retains and rewards talented executive officers in a highly competitive market;
•Establish a strong link between pay and performance; and
•Promote the close alignment of the interests of our executive officers with those of our stockholders.

We believe this program is in the best interests of and aligned with our stockholders and maximizes the incentives for our executive officers to deliver stockholder value.
Certain key features of our compensation governance and executive compensation program include:
What We Do:
•Independent Compensation Committee Advisors. Our Compensation Committee engages its own compensation consultant to assist with its compensation reviews and to support it in the discharge of its responsibilities.
•Competitive Compensation. Our Compensation Committee conducts an annual review of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes along with other available market data to determine compensation for our executive officers that is competitive and enables us to attract and engage talented executives.
•Significant Portion of Compensation At-Risk. Our executive compensation program is weighted toward performance-based incentive compensation, including compensation subject to pre-established, objective measures of Company financial performance. In addition, as the level of our executives’ seniority increases, generally the portion of compensation that is performance-based also increases.
•Double-Trigger Change in Control Provisions. The change in control severance agreements provided to our senior executives have “double-trigger” provisions that require both a termination of employment without cause or constructive termination of employment during a specified period in relation to a change in control of the Company.
•Risk Analysis. Our compensation programs are structured to avoid inappropriate risk taking by our executives and all employees by having the appropriate pay philosophy, peer group and market pay review to support reasonable business objectives.
What We Don’t Do:
•No Golden Parachute Tax Gross-Ups. We do not provide tax reimbursement or “gross-up” payments for any golden parachute excise taxes that are imposed in connection with a change in control of the Company.
•No Hedging or Pledging. We have established policies that prohibit our executives and non-employee directors from engaging in derivatives trading and hedging involving our securities and pledging or margining our common stock.
•No Special Benefits or Perquisites. We did not provide any special benefits or perquisites to our executive officers in fiscal year 2023 different from or in addition to what is offered on a broad basis to our other employees.
•No Executive Defined Benefit or Retirement Plans. We do not offer supplemental pension arrangements or defined benefit retirement plans or arrangements to our executive officers that are different from or in addition to what is offered on a broad basis to our other employees.
•No Guarantees of Employment. We have no employment agreements with any of our executive officers that guarantee a fixed term of employment, contain extraordinary severance provisions or guarantee base salary increases.

Recent Say-on-Pay Vote
At our annual meeting of stockholders in June 2023, we held a non-binding, stockholder advisory “Say‑on-Pay” vote to approve the fiscal year 2022 compensation of our then named executive officers. Our stockholders approved this say-on-pay proposal with more than 88% of votes cast voting in favor of our executive compensation program. Taking into consideration the strong stockholder support indicated by such vote, the Compensation Committee maintained an overall approach to executive compensation during 2023 generally consistent with the prior fiscal year, including continued emphasis on pay for performance and leveraging compensation elements that promote the closer alignment between the interests of our executive officers and those of our stockholders.
Compensation-Setting Process
Role and Authority of the Board and Compensation Committee
Our Compensation Committee, pursuant to its charter, has the authority to oversee our executive compensation program. The Compensation Committee is responsible for reviewing and approving the compensation of our CEO and our other NEOs and members of our executive management team. This includes reviewing and approving performance objectives to which compensation may be subject and administration of the equity compensation plan pursuant to which equity awards may be granted to our executive officers. The Compensation Committee retains all authority to determine all matters of executive and equity compensation and benefits but has delegated to our Chief Executive Officer the authority to issue limited equity grants to non-executive employees based on pre-approved grant guidelines. From time to time, the Compensation Committee, in its discretion, may recommend to the board of directors the decisions to be made and other actions to be taken with respect to our executive officers’ compensation.
The Compensation Committee has the authority in its sole discretion to select and hire outside consultants and advisers and to set the compensation to be paid by us to such consultants and advisers.
Role of Compensation Consultant
For fiscal year 2023 the Compensation Committee continued to engage Compensia, a national compensation consulting firm, to provide consulting services to the Compensation Committee with respect to our executive compensation program including compensation strategy. The Compensation Committee has reviewed Compensia’s independence under the applicable SEC rules and NYSE listing standards and determined that the expected services of Compensia did not raise any conflict of interest. These services included assistance in the determination of the compensation peer groups and other competitive executive compensation market data used by the Compensation Committee. With the assistance of Compensia, the Compensation Committee analyzed the compensation structure and compensation levels of our NEOs relative to the compensation data of executives with roles similar to those held by our executives at companies in these peer groups. Compensia also assisted the Compensation Committee with the review of our equity incentive compensation program and market practices.
Role of Management
As a result of his close working relationship with our other executive officers, our CEO is asked by the Compensation Committee periodically to provide his assessment of their performance, including input regarding appropriate levels of various elements of compensation, and recommendations regarding strategic and other business objectives to be established as performance criteria for incentive and performance-based compensation. The Compensation Committee from time to time also requests the input of other members of management, including our CFO, Chief Human Resources Officer and Chief Legal Officer. While the Compensation Committee considers the recommendations of management in determining executive compensation, its decisions are based on its own judgment, and the Compensation Committee is not required to follow any such recommendations. None of our NEOs makes any recommendations regarding their own compensation, and none of our NEOs are present when their compensation is determined.
Executive Compensation Elements
The compensation of our NEOs consists of the following key elements and for the following primary objectives:

Elements of Compensation	Objectives
Base salary	Retain individual executive officer services; provide financial stability, predictability, and security of compensation for fulfilling core duties; recognize day-to-day contributions; and reward and motivate individual performance.
Annual cash incentive	Motivate and reward executive officers for achievement of pre-established and objective financial goals aligned to annual business objectives that are intended to contribute incrementally and cumulatively to our near and long-term success.
Long-term equity-based incentives
Promote closer alignment between the interests of our executive officers and those of our stockholders and encourage a long-term view on decision-making; and assist in retaining key talent over a longer time horizon. Awards in 2023 were granted as a mix of time-based and performance-based RSUs. The time-based awards are intended to promote retention and closer alignment with stockholder value. The performance-based awards are made contingent on the achievement of pre-established financial criteria intended to promote our long-term business success.

We consider each of the above elements as critical components of compensation that are necessary to build an effective executive compensation program that attracts, retains and motivates our executive officers, on whom our success depends. In setting these executive compensation elements, the Compensation Committee considers a variety of factors, including:
•The executive’s tenure, skills and experience;
•Assessments of the executive’s individual performance;
•The executive’s responsibilities and criticality of their role at the Company;
•The Company’s overall performance;
•Internal pay equity;
•The impact of the compensation on our stockholders and other stakeholders;
•The costs and other business impacts on us of such compensation;
•The retentive value of the unvested equity awards held by the executive; and
•Competitive labor market pressures and factors relating to recruiting a replacement for the role filled by such executive.
The Compensation Committee considers these factors and any others that it may deem appropriate in determining the compensation for our NEOs. The Compensation Committee does not assign relative weights or rankings to any of these factors and does not solely use any quantitative formula or measure to establish the compensation for our NEOs or in relation to the competitive market data. The Compensation Committee instead relies largely on its members’ experience, knowledge and judgment in assessing the various qualitative and quantitative inputs it receives relevant to each NEO and determines compensation accordingly.
Role of Compensation Peer Group and Market Data
In determining the key elements of compensation for our NEOs, the Compensation Committee develops and approves a peer group from which to derive certain relevant market data to be used to review our executive compensation. As described above, the Compensation Committee engaged Compensia to assist in the determination of the peer group information used by the Compensation Committee as part of setting executive compensation for fiscal year 2023.
In July 2022, the Compensation Committee established the peer group used by the Compensation Committee for 2023 based on specific criteria including that the companies were U.S.-based, should have annual revenues between approximately 0.5 times to 2 times our revenue, approximately 0.33 times to 3 times our market capitalization, and be classified in any of the following industries: internet services and infrastructure, application software, systems software, communications equipment, or technology hardware, storage and peripherals. Ziff Davis, Inc., fka J2 Global, Inc. and Mandiant, Inc., fka FireEye, Inc., were removed following a corporate restructuring or divestiture. Aspen Technology, Inc. was removed following a merger with Emerson Electric Company and based on revenue criteria. Zendesk, Inc. was removed following acquisition of the company by an investor group and its intended delisting.
The 2023 peer group consisted of the following companies:

Akamai Technologies, Inc.	ANSYS, Inc.
Blackbaud Inc.	Box Inc.
Ceridian HCM Holding Inc.	Confluent inc.
Dropbox, Inc.	Dynatrace, Inc.
Elastic NV	Envestnet Inc.
Fair Isaac Corporation	Guidewire Software, Inc.
HubSpot, Inc.	MongoDB Inc.
New Relic Inc	Nutanix, Inc.
Paycom Software, Inc.	Pegasystems Inc.
PTC Inc.	RingCentral Inc.
Splunk Inc.	Teradata Corporation
Although the Compensation Committee approved such compensation peer group for 2023, the Compensation Committee recognizes that such peer group information may be supplemented with broader market data (on an aggregated, and not individualized, basis) obtained by Compensia from sources such as the Radford Global Technology Survey for U.S. software companies. In the remainder of this Compensation Discussion and Analysis, unless specifically described otherwise, references to our peer group and any related market data refer to the peer group or supplemental market data as described in this section under Role of Compensation Peer Group and Market Data.
In connection with the hire of Mr. McLaughlin in January 2023, the Compensation Committee reviewed the 2023 peer group information to assist it in setting Mr. McLaughlin’s new-hire compensation including his new hire bonus, in addition to factors such as Mr. McLaughlin’s tenure, skills and experience, his responsibilities and criticality of his role as the Company’s Chief Financial Officer, internal pay equity, costs, the compensation that Mr. McLaughlin would be forgoing by leaving his previous employer, incentive value to recruit him to join the Company, and such other factors as the compensation committee deemed appropriate.
In August 2023, the Compensation Committee updated the peer group that it would use to make applicable compensation determinations for the remainder of 2023 and into 2024.

The peer group used by the Compensation Committee starting in August 2023 was developed based on specific criteria including that the companies were U.S.-based, should have annual revenues between approximately 0.5 times to 2 times our revenue, approximately 0.33 times to 3 times our market capitalization, and be classified in any of the following industries: internet services and infrastructure, application software, systems software, human resources and employment services, or technology hardware, storage and peripherals. The updated criteria resulted in the following changes to our peer group: ANSYS, Inc., Hubspot, Inc. and MongoDB Inc. were removed based on market capitalization criteria. Okta, Inc., Alteryx, Inc., and UiPath, Inc. were added to replace the removed companies as they met the criteria as described above and the Compensation Committee determined that such companies represent appropriate business comparators.
The updated peer group ("updated peer group") consists of the following companies:

Akamai Technologies, Inc.	Alteryx, Inc.
Blackbaud Inc.	Box Inc.
Ceridian HCM Holding Inc.	Confluent inc.
Dropbox, Inc.	Dynatrace, Inc.
Elastic NV	Envestnet Inc.
Fair Isaac Corporation	Guidewire Software, Inc.
New Relic Inc	Nutanix, Inc.
Okta, Inc.	Paycom Software, Inc.
Pegasystems Inc.	PTC Inc.
RingCentral Inc.	Splunk Inc.
Teradata Corporation	UiPath, Inc.
The Compensation Committee recognizes that, as with the peer group approved in July 2022, the updated peer group information also may be supplemented with broader market data (on an aggregated, and not individualized, basis) obtained by Compensia from sources such as the Radford Global Technology Survey for U.S. software companies.
Target Total Cash Compensation and Target Total Direct Compensation
The Compensation Committee typically reviews competitive market data from the peer group for each member of our executive management team, including our NEOs, during the first quarter of the fiscal year, including their target total direct compensation, consisting of base salary, a target annual cash incentive opportunity and long-term equity incentives. The Compensation Committee considers such peer group data with respect to target total direct compensation, along with various other factors as described further above to make any adjustments to any of the individual components of target total direct compensation for NEOs for an appropriate pay and pay-at-risk composition for each executive.
The Compensation Committee generally considers the peer group 50th percentile as one of the appropriate references for target total cash compensation. Nonetheless, the Compensation Committee does not rely solely upon any quantitative formula or measure relative to a peer group or competitive market data to establish NEO compensation. The Compensation Committee reviews and refers to peer group and other market data to inform the Compensation Committee of market practices to help ensure that our executive compensation program remains competitive and achieves its incentive, recruiting and retention objectives.
Base Salaries
We conduct our annual performance assessments for executives during the first quarter of the fiscal year and make merit-based adjustments to base salaries that become effective starting in the second quarter of the fiscal year.
During the review of executive compensation by the Compensation Committee in 2023, the Compensation Committee determined not to adjust the base salaries for our NEOs in 2023. The Compensation Committee determined that the NEO base salaries were sufficiently competitive in comparison to the salaries of executives in similar roles at the publicly-listed companies in the peer group and determined that a greater focus on equity awards for NEOs in 2023 would better serve the objectives of the Company's compensation program. With respect to Mr. McLaughlin, his base salary was negotiated with him and established in connection with his hire.
Annual Cash Incentives
We maintain an annual cash incentive program, or Corporate Bonus Plan, established under our Executive Incentive Compensation Plan pursuant to which eligible participants, including our NEOs, have the opportunity to earn cash bonuses based on the achievement of corporate performance, and may include discretionary adjustments for individual performance, during the fiscal year. In connection with each NEO’s participation in the Corporate Bonus Plan, the Compensation Committee determines the target annual bonus opportunity for each NEO.
During the first quarter of 2023, the Compensation Committee determined each NEO’s 2023 target annual bonus opportunity (expressed as a percentage of base salary) based on its review of applicable peer group and other competitive market information, the NEO’s role, tenure, internal pay equity, and other relevant factors as described above under “Executive Compensation Elements.” As a result of this review, the Compensation Committee determined to not change the target annual bonus opportunity for each NEO. The Compensation Committee determined that the target annual bonus opportunity for each NEO was sufficiently competitive, including in comparison to the incentive cash compensation paid to executives in similar roles at publicly-listed companies and specifically in the peer group. In addition, as discussed further below, the Compensation Committee determined that a greater focus on equity awards for NEOs in 2023 would better serve the objectives of the Company's compensation program by emphasizing closer alignment between the long-term interests of our stockholders and those of our NEOs.
Each NEO had a target bonus opportunity for fiscal year 2023 that was based on a percentage of base salary, as follows:

Named Executive Officer	Fiscal Year 2022 Target Bonus Opportunity as Percentage of Base Salary (%)	Fiscal Year 2022 Target Bonus Opportunity Amount ($)	Fiscal Year 2023 Target Bonus Opportunity as Percentage of Base Salary (%)	Fiscal Year 2023 Target Bonus Opportunity Amount ($)
Amit Walia	130	910,000	130	910,000
Michael McLaughlin (1)	—	—	100	550,000
Eric Brown (2)	100	588,000	—	—
Jitesh Ghai	100	550,000	100	550,000
John Schweitzer	100	550,000	100	550,000
Ansa Sekharan	100	550,000	100	550,000

(1)Mr. McLaughlin’s fiscal year 2023 target bonus opportunity was negotiated with Mr. McLaughlin and established in connection with his hire, and prorated based on his period of employment following his hire during the fiscal year.
(2)Mr. Brown’s employment with us ended in January 2023. Accordingly, he was not eligible to receive a bonus for fiscal year 2023.

In early 2023, the Compensation Committee approved our 2023 Corporate Bonus Plan. The 2023 Corporate Bonus Plan provided for two corporate performance metrics consisting of our annual recurring revenue ("ARR") with a weighting of 60%, and Adjusted CEBITDA, as defined below, with a weighting of 40%, for fiscal year 2023. The Compensation Committee believed these measures align incentives with business strategy. In determining the weightings for the corporate performance metrics, the Compensation Committee considered primarily the strategic importance of top line achievement for continued business growth, coupled with the importance of adjusted earnings as an indicator of our business success.
•Annual Recurring Revenue (ARR) means the expected annual billing and revenue amounts from active maintenance and subscription agreements, based on the contract monthly recurring revenue multiplied by twelve, where monthly recurring revenue is the accounting adjusted total contract value divided by the applicable number of months of the agreement (including contracts that have expired generally during a six-month grace period but still are under negotiation for renewal, and excluding any cancelled contracts and contracts deemed lost or inactive). The Compensation Committee considered ARR to be an appropriate metric for determining cash incentive compensation since this measure tracks the annualized cash value collected over a 12-month period for the Company's recurring contracts and is among the key performance metrics that the Company uses in its financial reporting to the public.
•Adjusted CEBITDA means, for the purposes of determining the compensation of our NEOs, GAAP net income (loss) as adjusted for income tax benefit (expense), interest income, interest expense, loss on debt refinancing, other income (expense), stock-based compensation, amortization of intangibles, equity compensation related payments, one time fees related to acquisitions, costs related to discrete payments for legal settlements, restructuring costs and executive severance, one-time impairment on restructured facilities, sponsor-related costs, depreciation, change in Short Term Deferred Revenue, change in Contract Asset, and adjusted for actual cash commission costs. Short Term Deferred Revenue means a contract liability with a term less than twelve months for which the customer has been billed but the revenue has not been fully recognized. Contract Asset represents the portion of accelerated revenue recognition which is greater than the amount billed to a customer.
Achievement of each of the corporate performance metrics at their target levels would result in 100% funding of the bonus pool under the 2023 Corporate Bonus Plan. To the extent that achievement levels were between the threshold achievement level and the target level or between the target level and the maximum achievement level, the percentage of the corporate bonus payment allocated to each metric would be determined by applying linear interpolation between achievement levels. Bonuses under the 2023 Corporate Bonus Plan also were subject to adjustment based on assessment of individual performance during the year. Notwithstanding any performance achievement under the 2023 Corporate Bonus Plan, the Compensation Committee retained full discretion to determine the relative weighting ultimately given to each performance metric, or to increase, decrease or eliminate awards under the 2023 Corporate Bonus Plan, as it deemed appropriate. The following table describes the 2023 Corporate Bonus Plan performance criteria approved by the Compensation Committee.

	ARR		Adjusted CEBITDA
(dollar amounts shown in millions)	Achievement Level ($)	Eligible Payout Percentage (%)	Achievement Level ($)	Eligible Payout Percentage (%)
Below Threshold	Below 1,565.0	0	Below 495.0	0
Threshold	1,565.0	80	495.0	50
Target	1,638.0	100	568.0	100
Maximum	1,692.0	175	682.0	150
For fiscal year 2023, the Compensation Committee reviewed our performance against each of the corporate performance metrics under the 2023 Corporate Bonus Plan formula and determined that the 2023 Corporate Bonus Plan achievement was at the following levels:

Corporate Performance Metric	Target ($)	Certified Achievement Level ($)	Certified Achievement Percentage (2) (%)	Performance Metric Weighting (%)	Certified Bonus Achievement (%)
	(in millions)
ARR	1,638	1,624	99.2	60.0	96.2
Adjusted CEBITDA(1)	568	635	100.3	40.0	100.6
(1)In the calculation of Adjusted CEBITDA for the purposes of determining the 2023 Corporate Bonus Plan achievement percentage, any accrued Corporate Bonus Plan payouts are excluded.
(2)Certified achievement as a percentage was determined based on linear interpolation between the threshold and target levels or between the target and maximum levels, as applicable.

Following the completion of fiscal year 2023, the Compensation Committee approved the funding of the bonus pool at 98.0% under the 2023 Corporate Bonus Plan for the NEOs, which reflects the sum of the certified bonus achievement of each corporate performance metric.
As a result of the determination by the Compensation Committee of the funding of the Corporate Bonus Plan for 2023, the following bonuses were paid to our NEOs:

Named Executive Officer	Fiscal Year 2023 Actual Bonus Amount As Percentage of Target Bonus Opportunity (%)	Fiscal Year 2023 Actual Bonus Amount ($)
Amit Walia	98.0	891,800
Michael McLaughlin	98.0	539,000
Eric Brown (1)	—	—
Jitesh Ghai	98.0	539,000
John Schweitzer	98.0	539,000
Ansa Sekharan	98.0	539,000

(1) Mr. Brown transitioned out of his role as CFO on January 13, 2023. Mr. Brown was not eligible for and did not receive a bonus for Fiscal Year 2023.

Long-Term Equity Incentives
We maintain a long-term equity incentive plan to promote closer alignment between the interests of our executive officers and those of our stockholders, encourage a long-term view on decision-making, and assist in retaining key talent over a longer time horizon. The Compensation Committee has determined that making equity award grants in the form of restricted stock unit (“RSU”) awards with a mix of time-based and performance-based RSU awards for our NEOs supports the achievement of our compensation objectives. In considering the mix of equity awards to be granted to our NEOs, the Compensation Committee, in consultation with Compensia, considered various factors, including equity award granting practices of compensation peer group companies. The Compensation Committee also considered that RSU awards tend to provide relatively stronger retentive value as such awards more closely track the value of the underlying shares without reference to any fixed exercise price as in the case of grants made in the form of options. The Compensation Committee further considered that performance-based RSU awards can provide substantial incentive to achieve important Company objectives, enhance pay-for-performance and promote alignment with stockholder interests.
Mix of RSU and PSU Awards for Fiscal Year 2023
In late 2022, our Compensation Committee approved a mix of RSUs and performance-based RSUs ("PSUs") for our fiscal year 2023 long-term equity incentive program of 50% RSUs and 50% PSUs for our CEO and a 60%/40% mix for our other NEOs. Consistent with our fiscal year 2022 long-term equity incentive program, the greater percentage of PSU awards for our CEO was to particularly encourage performance achievement and to reflect the influence of the position of CEO on company performance. The RSUs were granted in December 2022, and the PSUs were granted in March 2023 following the Compensation Committee approval of the applicable performance metrics.
On December 13, 2022, our NEOs received time-based RSU awards to vest ratably each quarter over three years, with the first vesting date occurring on May 15, 2023:

Named Executive Officer	Number of Shares Subject to RSU Awards (#)
Amit Walia	877,707
Eric Brown (1)	263,312
Michael McLaughlin (2)	—
Jitesh Ghai	263,312
John Schweitzer	263,312
Ansa Sekharan	263,312
(1) Mr. Brown transitioned out of his role as CFO on January 13, 2023. Accordingly and pursuant to Mr. Brown’s Transition and Consulting Agreement entered into with the Company (discussed further below), his RSU award shown above was forfeited as of such date without having vested.
(2) Mr. McLaughlin joined the Company on January 13, 2023, and therefore did not receive any equity awards prior to his hire date. Additional information regarding equity awards granted to Mr. McLaughlin in connection with his hire is set forth further below.
Performance-based Restricted Stock Unit (PSU) Awards
The PSU awards granted in March 2023 were subject to performance vesting based upon the Company’s 2023 financial plan to help drive the achievement of selected performance objectives as determined by the Compensation Committee. The PSU awards had a one-year performance period of fiscal year 2023 and are subject to a three-year annual service-based vesting requirement. The PSU awards were divided into three parts associated with different performance metrics. The applicable metric and the percentage of the shares subject to the target PSU award allocated to each metric were:

Performance Goal	Percent of Target Number of PSU awards
Cloud NARR(1)	40%
Subscription ARR(2)	30%
Adjusted CEBITDA(3)	30%

(1)Cloud Recurring Revenue ("Cloud NARR") means the value of the year-over-year change in Cloud ARR achieved over the Performance Period, calculated by comparing the Cloud ARR at the beginning of the Performance Period to the Cloud ARR at the end of the Performance Period. Cloud ARR means the portion of ARR (as defined above) that is attributable to the Company's hosted cloud contracts. The Compensation Committee considered Cloud NARR to be an appropriate metric for these performance-based awards since it represents the approximate annualized cash value collected over a 12-month period for all of our recurring Cloud contracts and is among the key performance metrics that the Company used in its financial reporting to the public.
(2)Subscription Annual Recurring Revenue ("Subscription ARR") means the portion of ARR (as defined above) only attributable to the Company's subscription contracts. The Compensation Committee considered Subscription ARR to be an appropriate metric for these performance-based awards since this measure tracks the annualized cash value collected over a 12-month period for the Company's recurring contracts and is among the key performance metrics that the Company used in its financial reporting to the public.
(3)Adjusted CEBITDA means, for the purposes of determining the compensation of our NEOs, GAAP net income (loss) as adjusted for income tax benefit (expense), interest income, interest expense, loss on debt refinancing, other income (expense), stock-based compensation, amortization of intangibles, equity compensation related payments, one time fees related to acquisitions, costs related to discrete payments for legal settlements, restructuring costs and executive severance, one-time impairment on restructured facilities, sponsor-related costs, depreciation, change in Short Term Deferred Revenue, change in Contract Asset, and adjusted for actual cash commission costs. Short Term Deferred Revenue means a contract liability with a term less than twelve months for which the customer has been billed but the revenue has not been fully recognized. Contract Asset represents the portion of accelerated revenue recognition which is greater than the amount billed to a customer. The Compensation Committee considered Adjusted CEBITDA to be an appropriate metric for these performance-based awards since the Company believes that Adjusted CEBITDA is an important metric for understanding the Company's business to assess its relative profitability adjusted for balance sheet debt levels. Adjusted CEBITDA is similar to one of the key performance metrics that the Company used in its financial reporting to the public with adjustments such as removing commission expenses and deferred revenue to be, in the assessment of the Compensation Committee, more appropriate for use in incentivizing our executives to achieve our business objectives and for determining executive compensation.
The portions of these PSU awards that would become eligible to vest, subject to the service-based vesting requirements, were based on the extent to which the applicable metrics were achieved for the performance period as follows:

	Cloud NARR		Subscription ARR		Adjusted CEBITDA
(dollar amounts shown in millions)	Achievement Level ($)	Percentage of the target shares subject to the PSU that become eligible to vest (%)	Achievement Level ($)	Percentage of the target shares subject to the PSU that become eligible to vest (%)	Achievement Level ($)	Percentage of the target shares subject to the PSU that become eligible to vest (%)
Below Threshold	Below 136.5	0	Below 1,072.9	0	Below 495.0	0
Threshold	136.5	81	1,072.90	75	495.0	50
Target	182	100	1,147.0	100	568.0	100
Maximum	227.5 or greater	200	1,200.6 or greater	200	682.0 or greater	200
If the achievement level was below the threshold indicated, then no portion of the PSU awards attributable to the relevant metric would become eligible to vest. To the extent that achievement levels were between the threshold achievement level and the target level or between the target level and the maximum achievement level, the percentage of the relevant PSU awards allocated to each metric became eligible to vest, subject to the service-based vesting requirement, by applying linear interpolation between achievement levels.

For fiscal year 2023, the Compensation Committee determined that the Company had achieved Cloud NARR of $166 million resulting in 93.3% of the PSU awards allocated to that metric becoming eligible to vest; Subscription ARR of $1,131 million resulting in 94.7% of the PSU awards allocated to that metric becoming eligible to vest; and Adjusted CEBITDA of $635 million resulting in a payout of 101.3% of the PSU awards allocated to that metric becoming eligible to vest. The achievement levels of the performance metrics and the applicable weightings of the performance metrics resulted in a total 96.1% of the target number of shares subject to the PSU awards becoming eligible to vest over three years, as to one-third annually, subject to continued service through the applicable vesting date.
On January 19, 2024, the Compensation Committee certified the achievement of these PSU awards as eligible for service-based vesting as follows:

Named Executive Officer	Number of Shares Subject to PSU Award That Became Eligible to Vest Based on Performance Achievement (#)
Amit Walia	843,476
Eric Brown (1)	—
Michael McLaughlin (2)	269,913
Jitesh Ghai	168,696
John Schweitzer	168,696
Ansa Sekharan	168,696
(1) Mr. Brown transitioned out of his role as CFO on January 13, 2023, and therefore did not receive any PSU award.
(2) Mr. McLaughlin's PSU award was granted in connection with his hire on January 13, 2023. Additional information regarding equity awards granted to Mr. McLaughlin in connection with his hire is set forth further below.
Mix of RSU and PSU Awards for Fiscal Year 2024
In November 2023 the Compensation Committee approved a mix of RSUs and PSUs for the fiscal year 2024 long-term equity incentives of 50% RSUs and 50% PSUs for our CEO and a 60%/40% mix for our other NEOs. Consistent with our fiscal year 2023 long-term equity incentive program, the greater percentage of PSU awards for our CEO was to particularly encourage performance achievement and to reflect the influence of the position of CEO on company performance.
In November 2023, the Compensation Committee approved grants of RSUs to our NEOs in recognition of their strong leadership in 2023 and to help drive their continued performance. These RSU awards were made in lieu of a portion of awards that the Compensation Committee had expected to approve in the 2024 equity award grant cycle, similar to the approach taken with respect to awards for 2023 granted in December 2022 and March 2023. These awards are subject to three-year vesting terms and are sized accordingly.

RSU Awards for Fiscal Year 2024
Effective November 27, 2023, our NEOs received the following time-based RSU equity awards to vest ratably each quarter over three years, with the first vesting date occurring on February 15, 2024:

Named Executive Officer	Number of Shares Subject to RSU Awards (#)
Amit Walia	581,264
Eric Brown (1)	—
Michael McLaughlin	97,361
Jitesh Ghai	97,361
John Schweitzer	97,361
Ansa Sekharan	97,361
(1) Mr. Brown transitioned out of his role as CFO on January 13, 2023, and therefore did not receive any equity award.
In addition to the RSUs awarded to our NEOs in November 2023, the CEO received an award of special multi-year, performance-based RSUs based on creating value for the Company. In November 2023, Mr. Walia received an award of special multi-year, performance-based RSUs covering 600,000 shares. The Compensation Committee determined, including after taking into consideration Compensia's input, to grant this award to Mr. Walia to further align CEO compensation with increasing shareholder value and to drive meaningful and sustainable long-term growth. The PSU award has a three-year performance period commencing on the award date and is subject to a three-year quarterly service-based vesting requirement. The portions of this PSU award that would become eligible to vest, subject to the service-based vesting requirement, are based on the achievement of the following stock price levels during the performance period as follows:

Tranche	Percent of Target Number of PSUs Allocated to Tranche	Stock Price(1)($)
Tranche 1	50%	30.00
Tranche 2	25%	32.50
Tranche 3	25%	35.00
(1) Stock Price with respect to this PSU award means the volume weighted average trading price of a share of the Company’s Class A common stock on the New York Stock Exchange (or such other primary exchange on which the Shares trade) over a ninety (90) consecutive calendar day period during the Performance Period.
The size of the equity awards to Mr. Walia in 2023 relative to other executive officers was determined by the Compensation Committee in light of, among other factors, the special role of a CEO in driving Company performance, providing greater emphasis on equity compensation to align with shareholder value and the importance of retaining the CEO to pursue longer-term strategies.
Distribution Equivalent Rights Bonus Payments
During 2023, certain of our NEOs received cash bonus payments in respect of certain time-based options they held during 2023 in connection with a distribution equivalent rights bonus ("DERB") program established in 2019. Pursuant to this program, in 2019 the Compensation Committee approved DERB payments of $0.13 per share to be paid in cash at the time of vesting to holders of time-based options outstanding as of July 17, 2019. Our board of directors and Compensation Committee believed that enabling option holders to benefit from the bonus program would reaffirm our commitment to supporting the close alignment of the interests of our employees and our stockholders, reward employees, provide liquidity, and act as a retention tool. DERBs generally are paid on a quarterly basis subject to the vesting of the corresponding eligible time-based options. DERBs generally are scheduled to continue to become payable through 2024 assuming continued vesting of the eligible time-based options. The Compensation

Committee did not consider these cash bonus payments to be a material component of compensation for our NEOs in fiscal year 2023. Mr. McLaughlin is not eligible for any DERB payments as he did not hold any Company options in 2019.
For 2023, our NEOs received the following amounts of DERBs with respect to the following number of shares subject to their eligible time-based options that vested, if any:

Named Executive Officer	Payment Amount ($)	Number of Shares Subject to Time Options that Vested in Fiscal Year 2023 (#)
Amit Walia	—	—
Eric Brown(1)	215,745	1,659,574
Michael McLaughlin	—	—
Jitesh Ghai	3,157	24,290
John Schweitzer	—	—
Ansa Sekharan	3,596	27,660
(1) Mr. Brown transitioned out of his role as CFO on January 13, 2023. Pursuant to Mr. Brown's Transition and Consulting Agreement entered into with the Company (discussed further below), he remained eligible to vest in and receive the DERBs relating to his eligible time-based options that otherwise were scheduled to vest through December 31, 2023.
CFO New Hire Agreement
Michael McLaughlin became our Executive Vice President and Chief Financial Officer effective January 16, 2023. The Compensation Committee, in consultation with its independent compensation consultant, Compensia, sought to design his compensation to be commensurate with Mr. McLaughlin’s capabilities, experience and expected contribution to the Company's financial performance. In addition to the salary, incentive cash and equity awards described above, the Compensation Committee determined to provide to Mr. McLaughlin a sign-on bonus of $1,000,000 and an initial equity award valued at $12,000,000, with 60% awarded as time-based RSUs and 40% awarded as performance-based RSUs. 404,722 time-based RSUs were granted to Mr. McLaughlin on February 14, 2023. The February 14, 2023 RSUs are subject to a four year vesting period with 12.5% of the award vesting six-month after the grant date and 1/16th vesting for each quarter of continued service thereafter. After his hire date, Mr. McLaughlin’s new hire equity award was delayed in accordance with the Company’s practice of avoiding making equity grants during a quarterly blackout period under the Company's Insider Trading Policy . Due to changes in the Company’s stock price between the time that Mr. McLaughlin’s compensation was determined and the actual date that his new-hire RSU grant date was made, fewer shares were awarded to Mr. McLaughlin than had been expected. The Compensation Committee therefore made an additional award of 46,124 RSUs on May 24, 2023 to Mr. McLaughlin. These RSUs are subject to four-year vesting, with 1/16th vesting for each quarter of continued service, starting with the first quarterly vesting date on or after the three-month anniversary of the vesting commencement date. The 40% of the award allocated to performance-based RSUs was granted in March 2023 at the same time as the other grants of performance-based RSUs to executives described above.
Employee Benefits and Perquisites
Generally, our NEOs are only eligible to receive the same benefits as our U.S. salaried employees. The Company and the Compensation Committee believe this approach is reasonable and consistent with the overall compensation objectives to attract and retain employees. These benefits include medical, dental, vision and disability benefits, a qualified defined contribution retirement benefit plan (or 401(k) plan), and other plans and programs made available to other eligible employees in the applicable country of residence. Employee benefits and perquisites are reviewed periodically to ensure that benefit levels remain competitive but are not included in the Compensation Committee’s annual determination of the target total direct compensation for each of our NEOs. From time to time, we additionally may provide benefits based on the particular circumstances and any business needs.
We maintain a tax-qualified Section 401(k) retirement savings plan that provides eligible U.S. employees, including our NEOs, with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer compensation up to certain limits imposed by the Internal Revenue Code of 1986, as amended ("Code"). We provide matching contributions under the 401(k) plan at 50% of the employee’s annual contribution up to a maximum annual match of $6,000. Employee and employer matching contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their own contributions. The employer matching contributions are administered using a tiered vesting schedule for all employees hired after January 1, 2017 and under age 55.
The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions by employees and income earned on those contributions, are not taxable to employees until withdrawn or distributed from the 401(k) plan. The 401(k) plan also permits contributions to be made on a post-tax basis for those employees participating in the Roth Section 401(k) or after-tax plan components.
Our U.S. employees, including our NEOs, are eligible to participate in our health and welfare plans. These plans offer various benefits, including medical, dental, and vision coverage, life insurance, accidental death and dismemberment, disability coverage, health savings accounts, and flexible spending accounts, among others. All employees, including our NEOs, who work 24 or more hours per week are eligible for these benefits. The cost of this coverage is primarily paid for by us, with employees paying a portion of the cost through payroll deductions.
In addition to the above, we reimburse up to $3,000 for an annual physical examination to the extent the physical examination is not covered under our standard health care plans and provide annual membership to an enhanced primary care model of care benefit for each of our executive officers.
Post-Employment Compensation Benefits
Employment of each of our NEOs is on an “at-will” basis. In connection with our initial public offering, our board of directors adopted compensation arrangements for our executive officers, including each of our NEOs, that would provide for payments and benefits upon qualifying terminations of employment, including in connection with our change in control. Mr. McLaughlin also entered into such an agreement after joining the Company as our Executive Vice President and Chief Financial Officer in January 2023. For additional information regarding these severance agreements as in effect in 2023, please see the section further below titled “Potential Payments Upon Termination or Change in Control.”
Our goal in providing severance payments and benefits is to offer sufficient protection to enable our NEOs to focus their full time and attention on the requirements of our business rather than the potential for an involuntary termination from their respective position. Further, we believe that the severance payments and benefits are necessary to attract and retain our executive officers and that the change in control-related severance payments and benefits are in the best interests of the Company and our stockholders because they help assure the continued dedication and objectivity of our executive officers, notwithstanding the possibility or occurrence of an involuntary termination of employment that may result from or in connection with a change in control of the Company.
Transition Agreement for Former CFO
On January 9, 2023, the Company entered into a Transition and Consulting Agreement (the “Transition Agreement”) with Mr. Brown. Pursuant to the Transition Agreement, Mr. Brown became a consultant to the Company to provide certain transitional services during the period from January 14, 2023 through March 31, 2023 (the “Consulting Period”). Pursuant to his existing Severance Agreement,

Mr. Brown received a lump sum payment equal to 75% of his annual salary, the Company continued to pay the premiums for his COBRA coverage under the Company’s group health, dental and vision care plans for him and his eligible dependents for up to 12 months following the date of his termination of employment, and the Company provided him with 12 months after separation to exercise any of his options that were vested at the time of his separation.
Pursuant to the Transition Agreement, Mr. Brown was paid a consulting fee equal to his monthly base salary of $49,000 per month during the Consulting Period. The Company also paid him a cash payment on March 31, 2023 equal to 100% of his target bonus for 2022, adjusted based on the Company’s achievement percentage applied to the other executives of the Company. Because Mr. Brown complied with his post-employment obligations through December 1, 2023, he continued the vesting of his outstanding equity grants (except for one RSU grant on December 13, 2022) that would have otherwise vested in calendar year 2023 and those grants were deemed vested as of December 1, 2023. Any options that were vested as of December 1, 2023 remained exercisable until January 31, 2024.
Accounting and Tax Considerations
We have in the past granted stock options in the form of nonstatutory stock options to U.S.-based employees, including our NEOs. Under U.S. federal income tax law, the use of nonstatutory stock options generally enables us to deduct as a compensation expense the ordinary income, if any, recognized by the option holder upon exercise of the stock option.
We also account for the equity compensation awarded to our executive officers and other employees as an expense under ASC 718, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.
Section 162(m) of the Code, generally limits the tax deductibility of compensation by a public corporation paid to any individuals serving as the CEO or CFO during the tax year, the next three most highly compensated executive officers during the tax year and any other individual who was considered a covered employee for any prior tax year beginning after 2016, to the extent that such compensation exceeds $1 million in any tax year. Following our initial public offering, we generally will not be able to take a deduction for any compensation paid to our NEOs annually in excess of $1 million. The Compensation Committee has not adopted a formal policy regarding the tax deductibility of compensation paid to our NEOs.
Compensation Recovery (Clawback) Policy and Provisions
The Company adopted an Executive Officer Compensation Recovery (Clawback) Policy (the "Clawback Policy") on November 17, 2023, This policy applies to our NEOs as well as to current and former Section 16 executive officers as "covered officers". The Clawback Policy is intended to further our pay-for-performance philosophy and is designed to comply with applicable law by providing for the recovery of certain incentive-based compensation received on or after October 2, 2023 by covered executives in the event of an accounting restatement. Our Clawback Policy is intended to comply with, and will be interpreted in a manner consistent with, the Exchange Act and the NYSE listing standards. The Compensation Committee has authority to administer the Clawback Policy. The Clawback Policy was filed as an exhibit to our Form 10-K for the year ended December 31, 2023.
Our 2021 Equity Incentive Plan provides that awards granted under it are subject to any clawback policy which we are required to adopt to comply with the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by applicable laws. The administrator of our 2021 Equity Incentive Plan also may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award granted under such plan will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. The plan administrator further may require a participant to forfeit, return or reimburse us all or a portion of the award and any amounts paid under the award in order to comply with any clawback policy of ours (described above) or with applicable laws.
The 2015 Equity Plan, which was terminated in connection with our initial public offering, permitted us to specify in any award agreement for a participant that his or her rights, payments and benefits with respect to an option granted under the 2015 Equity Plan will be subject to reduction, forfeiture or recoupment upon certain events or as required by law. The award agreements governing the options granted to our NEOs under the 2015 Equity Plan that remained outstanding during fiscal year 2023 provide that we will be entitled to terminate the options immediately, including with respect to any vested portions, if the NEO discloses confidential information or violates any agreement with us relating to certain proprietary or confidential information. The option also will terminate immediately, including with respect to any vested portion, if the NEO’s employment is terminated for cause.
Our Executive Incentive Compensation Plan, under which our Corporate Bonus Plan is established, provides that all awards under such plan will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition in accordance with any clawback policy we may establish and/or amend from time to time to comply with applicable laws, including without limitation pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act. In addition, the plan’s administrator may impose such other clawback, reduction, recovery, forfeiture, recoupment, reimbursement or reacquisition provisions with respect to an award under the plan as it determines necessary or appropriate.
Anti-Hedging, Anti-Pledging
We have established a policy that prohibits our executives and non-employee directors from engaging in derivatives trading and hedging involving our securities and pledging or margining our common stock.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and Informatica's Annual Report on Form 10-K for the year ended December 31, 2023.
Compensation Committee
Brian Ruder, Chair
Bruce Chizen
Austin Locke

This Compensation Committee Report is required by the Securities and Exchange Commission (the “SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

CEO Pay Ratio
Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees (excluding our CEO)(the "median employee").
The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u). The Securities and Exchange Commission’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies may have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
We selected the median employee based on 5,576 full-time, part-time and temporary workers of ours and our subsidiaries who were employed as of a determination date of December 31, 2023. We selected the median employee using a compensation measure that incorporates each employee’s annual base pay and the target incentive annual compensation for fiscal year 2023 (including corporate bonus and commission plans). We annualized the base salaries for permanent full-time and part-time employees that did not work the full year. Non-U.S. employees’ annual base pay and annual target cash incentive opportunity were converted to U.S. dollars using the exchange rates on the determination date. We did not apply any cost-of-living adjustments as part of the calculation, and the ratio is affected by approximately half of our employees being based in India where the local compensation levels are typically lower in absolute terms relative to the median pay of the rest of our workforce. The 2023 annual total compensation as determined under Item 402 of Regulation S-K for our CEO was $41,443,075, as reported in the Summary Compensation Table of this Proxy Statement. The 2023 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $98,285 without any cost-of-living adjustments. Based on the foregoing, our estimate of the ratio of our CEO’s annual total compensation to our median employee’s annual total compensation for fiscal year 2023 is 422 to 1.

Pay Versus Performance
The following table sets forth additional compensation information regarding our Principal Executive Officer ("PEO") and our non-PEO NEOs along with total shareholder return, net income, and Adjusted CEBITDA performance results for our fiscal years ending in 2023, 2022, and 2021:
Pay Versus Performance

Year	Summary compensation table total for PEO (1) ($)	Compensation actually paid to PEO(1) (3) (G) ($)	Average summary compensation table total for non-PEO NEOs(2) ($)	Average compensation actually paid to non-PEO NEOs(2) (3) (4) ($)	Value of initial fixed $100 investment based on:		Net Income (in thousands)(6) ($)	Company Selected Measure: Adjusted CEBITDA(in thousands)(7) ($)
					Total share-holder return (5) ($)	Peer group total share-holder return (5) ($)
2023	41,443,075	80,918,043	7,169,970	12,997,060	98	122	(125,283)	566,600
2022	32,341,017	(13,267,313)	8,649,998	(4,673,576)	56	77	(53,675)	406,200
2021	19,474,195	50,786,412	5,843,120	17,515,309	128	109	(99,929)	394,900
(1)Our PEO for fiscal years 2023, 2022, and 2021 was Amit Walia.
(2)Our non-PEO NEOs for fiscal years 2023, 2022, and 2021 consisted of the following individuals:

Fiscal Year	Non-PEO NEOs
2023	Michael McLaughlin, Eric Brown, Jitesh Ghai, John Schweitzer and Ansa Sekharan
2022	Eric Brown, Jitesh Ghai, John Schweitzer and Ansa Sekharan
2021	Eric Brown, Jitesh Ghai, John Schweitzer and Ansa Sekharan

(3)The compensation "actually paid" ("CAP") was calculated beginning with the PEO's and non-PEO NEOs' annual total compensation reported in the Summary Compensation Table ("SCT"). The CAP to PEO and the average CAP to non-PEO NEOs reflect the following adjustments from annual total compensation in the SCT:

		ADJUSTMENTS
	SCT Total	Less, value of Stock Awards reported in SCT	Plus, Year-End value of Awards Granted in Fiscal Year that are Unvested and Outstanding at Fiscal Year End(*)	Plus, Change in Fair Value of Prior Year awards that are Unvested and Outstanding at Fiscal Year End(*)	Plus, Fair Value of Awards Granted in Fiscal Year and that Vested in Fiscal Year(*)	Plus, Change in Fair Value (from prior year-end) of Prior Year awards that Vested in the Fiscal Year(*)	Less, awards granted in prior years that are determined to fail to meet the applicable vesting conditions	Total Compensation Actually Paid
PEO(1)
2023	41,443,075	(39,990,763)	51,930,552	25,705,916	—	1,829,263	—	80,918,043
2022	32,341,017	(30,888,704)	23,156,603	(28,615,197)	344,712	(9,605,744)	—	(13,267,313)
2021	19,474,195	(17,827,252)	25,760,750	21,274,594	—	2,104,125	—	50,786,412

Average Non-PEO NEO
2023	7,169,970	(6,164,537)	8,732,622	3,580,037	353,872	1,027,378	(1,702,282)	12,997,060
2022	8,649,998	(7,683,856)	6,128,146	(8,629,088)	130,789	(3,269,565)	—	(4,673,576)
2021	5,843,120	(4,626,179)	8,033,680	7,207,387	357,247	700,054	—	17,515,309
*Fair value or change in fair value, as applicable, of equity awards in the table in this footnote 3 was determined by reference to (a) for RSU awards, closing price of our Class A common stock on applicable year-end date(s) or, in the case of vesting dates, the closing price of our Class A common stock as of the applicable vesting date, (b) for PSUs subject to performance and service conditions, the same valuation methodology as RSU awards above except year-end values are multiplied by the probability of achievement as of each such date, (c) for PSUs subject to market and service conditions, the fair value calculated by a Monte Carlo simulation model as of the applicable year-end date(s), (d) for stock options subject to performance, market and service conditions, the fair value calculated by a Monte Carlo simulation model as of the applicable year-end date(s), and (e) for stock options, subject to a service-only condition or service and performance conditions, a Black-Scholes value as of the applicable year-end or vesting date(s), determined based on the same methodology as used to determine grant date fair value but using the closing stock price of a share of our Class A common stock on the applicable revaluation date as the current market price and with an expected life based on the Company historical exercise of options (subject to option expiration date) and based on volatility and risk free rates determined as of the revaluation date based on the expected life period and based on an expected dividend rate of 0%.
(4)For the portion of CAP that is based on year-end stock prices, the following closing prices of a share of our Class A common stock were used: 2023 at $28.39, 2022 at $16.29, and 2021 at $36.98.
(5)Company and peer group TSR reflects the Company’s "2023 peer group" in our Annual Report on Form 10-K pursuant to Item 201(e) of Regulation S-K which was the S&P 500 Information Technology Index. Each year reflects what the cumulative value of $100 would be, including reinvestment of dividends, if such amount were invested on October 27, 2021, the first day of trading in connection with the Company’s initial public offering.
(6)Represents consolidated GAAP net income for the year ended 2023, 2022, and 2021.
(7)The Company-Selected Measure for fiscal year 2023 is Adjusted CEBITDA. Adjusted CEBITDA for the purposes of determining the compensation of our NEOs means the Company's GAAP net income (loss) as adjusted for income tax benefit (expense), interest income, interest expense, loss on debt refinancing, other income (expense), stock-based compensation, amortization of intangibles, equity compensation related payments, one time fees related to acquisitions, costs related to discrete payments for legal settlements, restructuring costs and executive severance, one-time impairment on restructured facilities, sponsor-related costs, depreciation, change in Short Term Deferred Revenue, change in Contract Asset, and adjusted for actual cash commission costs. Short Term Deferred Revenue means a contract liability with a term less than twelve months for which the customer has been billed but the revenue has not been fully recognized. Contract Asset represents the portion of accelerated revenue recognition which is greater than the amount billed to a customer.

1) TSR: Company versus Peer Group
The graph below describes the relationship between the Company’s total shareholder return relative to peer group TSR and compensation actually paid to our PEO, as well as to our non-PEO NEOs on an averaged basis. The increase in both CAP and TSR in fiscal year 2023 as compared to fiscal year 2022 was substantially attributable to a significant stock price increase and the associated increase in the year-end value of outstanding equity awards. There was a 74% increase in our closing stock price from December 30, 2022, the last day of our fiscal year 2022 (which was $16.29) to December 29, 2023, the last day of our fiscal year 2023 (which was $28.39). This contributed substantially to the increase in the change in the value of equity awards relative to the grant date fair value of the awards on the dates that the awards were approved by the Compensation Committee.
Total shareholder return in the above graph, for both the Company and the peer group TSR as noted in the above Pay Versus Performance Table, reflects the cumulative return of $100 as if invested on the market close on October 27, 2021, the first day of trading in connection with the Company's initial public offering, including reinvestment of any dividends.

2) CAP versus Company-Selected Measure
The graph below describes how the Company’s Adjusted CEBITDA, as defined above, increased year over year while the PEO's compensation actually paid and average compensation actually paid of our other NEOs increased significantly. This is due in large part to the significant emphasis the Company places on equity incentives, which are more sensitive to changes in stock price rather than directly correlating with the Company's Adjusted CEBITDA.

CAP versus Adjusted CEBITDA
Compensation Actually Paid (CAP)
(in thousands)
Adjusted CEBITDA
(in thousands)
$100,000
$80,000
$60,000
$40,000
$20,000
$-
$(20,000)
$700,000
$600,000
$500,000
$400,000
$300,000
$200,000
$50,786
$17,515
$394,900
$(13,267)
$(4,674)
$406,200
$80,918
$12,997
$566,600
FY 2021
FY 2022
FY 2023
PEO Compensation Actually Paid
Non-PEO NEO Average Compensation Actually Paid
Adjusted CEBITDA

3) CAP versus Net Income
The graph below reflects that the Company’s net income has decreased from fiscal year 2022 to fiscal year 2023 while the PEO's compensation actually paid and average compensation actually paid to our other NEOs have increased significantly. This is due in large part to the significant emphasis the Company places on equity incentives, which are sensitive to changes in stock price rather than directly correlating with net income. The Company currently does not use net income as a performance metric in its executive compensation program. Instead, a substantial portion of the incentive-based component of our executive compensation program is based on the financial performance measure relating to our Adjusted CEBITDA and operational performance measures relating to our revenue, as discussed in further detail in the Compensation Discussion and Analysis above. The difference between our Net Income and Adjusted CEBITDA in fiscal year 2023 included the expenses associated with two restructuring programs intended to improve the long-term financial performance of the Company. Footnote 7 to the Pay Versus Performance table above describes other adjustments to Net Income that were used to determine Adjusted CEBITDA.

The following performance measures reflect the Company’s most important financial performance measures used in compensating our NEOs in 2023, as defined and further described in the Compensation Discussion and Analysis above:

Most Important Financial Performance Measures We Used in Compensating our NEOs for Fiscal Year 2023
Adjusted CEBITDA
Stock Price
Certain information regarding non-financial performance measures used by the Company in determining the compensation of its NEOs for fiscal year 2023 is described in the Compensation Discussion and Analysis above.

Summary Compensation Table for Fiscal Year 2023

Name and Principal Position	Year	Salary	Bonus		Option Awards(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total
Amit Walia, Chief Executive Officer	2023	700,000	—		—	39,990,763	744,380	7,932	(4)	41,443,075
	2022	700,000	—		457,327	30,431,378	744,380	7,932		32,341,017
	2021	683,750	—		5,754,197	12,073,055	919,100	44,093		19,474,195
Michael McLaughlin, Executive Vice President and Chief Financial Officer	2023	527,083	1,000,000	(6)	—	15,120,219	—	9,311	(5)	16,656,613
Eric Brown, former Executive Vice President and Chief Financial Officer	2023	24,500	—		—	—	—	657,508	(7)	682,008
	2022	588,000	—		533,265	7,787,129	—	225,357		9,133,751
	2021	585,500	—		854,703	2,496,355	593,880	225,356		4,755,794
Jitesh Ghai, Executive Vice President and Chief Product Officer	2023	550,000			—	5,234,156	449,900	10,417	(8)	6,244,473
	2022	550,000	—		165,623	7,402,771	449,900	21,265		8,589,559
	2021	472,917	—		854,703	2,496,355	479,750	42,909		4,346,634
John Schweitzer, Executive Vice President and Chief Revenue Officer	2023	550,000	—		—	5,234,156	449,900	9,612	(9)	6,243,668
	2022	550,000	—		—	6,856,650	449,900	7,932		7,864,482
	2021	458,333	500,000		5,504,976	2,216,256	465,709	1,600		9,146,874
Ansa Sekharan, Executive Vice President and Chief Customer Officer	2023	550,000	—		—	5,234,156	449,900	11,528	(10)	6,245,584
	2022	550,000	—		267,604	7,722,379	449,900	22,315		9,012,198
	2021	498,500	—		1,830,217	2,251,149	504,748	38,565		5,123,179
_______________
(1)Amounts shown in this column do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts reflect the aggregate grant-date fair value of each stock option granted during the fiscal years ended December 31, 2021 and 2022, respectively, computed in accordance with the provisions of FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Reports on Form 10-K for the years ended December 31, 2022 and December 31, 2021. Our named executive officers will only realize compensation to the extent the trading price of a share of our Class A common stock is greater than the per share exercise price of such stock options. Amounts for 2022 reflect the incremental compensation expense from amendments to pre-existing performance options. Our compensation committee amended the performance options in 2022, so that 77% of the shares underlying the options would be eligible to vest over a three-year period following our initial public offering, of which 33% vested on October 27, 2022 and 8.375% shall vest quarterly thereafter. Vesting requires that the grantee remains in continuous service through each vesting date. See section titled “—Executive Compensation Elements—Long-Term Equity Incentive Compensation.”
(2)Amounts shown in this column do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts reflect the aggregate grant-date fair value of each RSU or PSU granted during the fiscal years ended December 31, 2021, 2022, and 2023 respectively, (and for PSUs at expected target achievement on grant date) computed in accordance with the provisions of FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the equity rewards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. The following table sets forth the grant date fair values assuming target level of achievement (or "grant date target value") of the 2023 PSU awards, in addition to values assuming achievement of the highest level of performance, for each named executive officer.

2023 PSU Awards
Name	Grant Date Target Value ($)(a)	Value as of Grant Date, Assuming Highest Level of Performance ($)
Amit Walia	25,604,479	39,726,784
Michael McLaughlin	4,519,150	9,038,300
Eric Brown	—	—
Jitesh Ghai	2,824,471	5,648,942
John Schweitzer	2,824,471	5,648,942
Ansa Sekharan	2,824,471	5,648,942
(a)Represents the grant date target value of PSU awards. The grant date fair value reported in the Summary Compensation Table is based on the probable outcome at the time of grant, which was at target. The total value reported in the Summary Compensation Table also includes the grant date fair value of all RSU awards.
(3)The amounts in this column represent amounts earned by our named executive officers pursuant to our 2023 Corporate Bonus Plan, 2022 Corporate Bonus Plan, and 2021 Corporate Bonus Plan respectively.
(4)The amounts reported in this column for Mr. Walia represent (i) $6,000 in employer 401(k) contributions received by Mr. Walia in fiscal 2023 and (ii) $1,932 in group life insurance premiums.
(5)The amounts reported in this column for Mr. McLaughlin represent (i) $6,000 in employer 401(k) contributions received by Mr. McLaughlin in fiscal 2023, and (ii) $3,311 in group life insurance premiums.
(6)The amounts reported in this column for Mr. McLaughlin represent $1,000,000 in sign-on bonus.
(7)The amounts reported in this column for Mr. Brown represent (i) $215,745 payments pursuant to a distribution equivalent rights bonus, (ii) $441,000 in severance payments, (iii) $613 in employer 401(k) contributions received by Mr. Brown in fiscal 2023, and (iv) $151 in group life insurance premiums.
(8)The amounts reported in this column for Mr. Ghai represent (i) $3,157 payments pursuant to a distribution equivalent rights bonus (ii) $6,000 in employer 401(k) contributions received by Mr. Ghai in fiscal 2023 and (iii) $1,260 in group life insurance premiums.
(9)The amounts reported in this column for Mr. Schweitzer represent (i) $6,000 in employer 401(k) contributions received by Mr. Schweitzer in fiscal 2023 and (ii) $3,612 in group life insurance premiums.
(10)The amounts reported in this column for Mr. Sekharan represent (i) $3,596 payments pursuant to a distribution equivalent rights bonus, (ii) $6,000 in employer 401(k) contributions received by Mr. Sekharan in fiscal 2023 and (iii) $1,932 in group life insurance premiums.

Grants of Plan-Based Awards in 2023
The following table shows all plan-based awards granted to our named executive officers during fiscal 2023:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Possible Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number Securities Underlying Options (#)	Exercise or Base price per share of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Amit Walia	N/A	—		910,000	—	—	—	—	—	—	—	—
	03/15/2023(2)	—		—	—	—	877,707	1,755,414	—	—	—	14,122,306
	11/27/2023(4)	—		—	—	—	—	—	300,000	—	—	7,425,000
	11/27/2023(4)	—		—	—	—	—	—	281,264	—	—	6,961,284
	11/27/2023(5)	—		—	—	—	600,000	600,000	—	—	—	11,482,173
Eric Brown	N/A	—		588,000	—	—	—	—	—	—	—	—
Jitesh Ghai	N/A	—		550,000	—	—	—	—	—	—	—	—
	03/15/2023(2)	—	0	—	—	—	175,542	351,084	—	—	—	2,824,471
	11/27/2023(4)	—		—	—	—	—	—	97,361	—	—	2,409,685
Michael McLaughlin	N/A	—		550,000	—	—	—	—	—	—	—	—
	02/14/2023(6)	—		—	—	—	—	—	404,722	—	—	7,426,649
	03/15/2023(2)	—		—	—	—	280,867	561,734	—	—	—	4,519,150
	05/24/2023(7)	—		—	—	—	—	—	46,124	—	—	764,736
	11/27/2023(4)	—		—	—	—	—	—	97,361	—	—	2,409,685
John Schweitzer	N/A	—		550,000	—	—		—	—	—	—	—
	03/15/2023(2)	—		—	—	—	175,542	351,084	—	—	—	2,824,471
	11/27/2023(4)	—		—	—	—	—	—	97,361	—	—	2,409,685
Ansa Sekharan	N/A	—		550,000	—	—	—	—	—	—	—	—
	03/15/2023(2)	—	—	—	—	—	175,542	351,084	—	—	—	2,824,471
	11/27/2023(4)	—		—	—	—	—	—	97,361	—	—	2,409,685
_______________
(1)These awards represent the target amount under the Corporate Bonus Plan determined for fiscal year 2023 based on the base salary and target bonus percentage then in effect and any proration applied.
(2)The awards are subject to vesting requirements relating to both the executive's continued service through specified dates and the achievement of specified performance-based criteria. A percentage between 0% and 200% of the awards will vest based on the achievement of specified performance-based criteria during the year ending December 31, 2023. Upon certification of the performance goals, the awards are subject to service-based vesting requirements. One-third of the number of units certified as having been achieved will vest on the first quarterly vesting date that occurs on after the certification date, the second and third tranches of units certified as having been achieved will vest on the first and second anniversaries of the first vesting date. For purposes of this award the quarterly vesting dates with respect to any calendar year are February 15, May 15, August 15, and November 15. On January 19, 2024, our compensation committee certified partial achievement (96.1%) of the performance goal for these units.
(3)The amount in this column represents the aggregate grant date fair value of stock awards as computed in accordance with the provisions of FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the equity rewards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.
(4)These equity incentive awards were granted under our 2021 Incentive Equity Plan. One-twelfth (1/12th) of the number of stock units granted will vest on each of the twelve (12) consecutive quarterly vesting dates beginning on February 15, 2024, subject to the executive's continued service through the applicable vesting date. For purposes of these awards, the quarterly vesting dates with respect to any calendar year are February 15, May 15, August 15, and November 15.
(5)This equity incentive award was granted under our 2021 Equity Incentive Plan. The awards are subject to vesting requirements relating to both the executive's continued service through specified dates and the achievement of specified performance-based criteria. The performance-based criteria require the Company's achievement of specified levels of stock price based on a 90-calendar day, volume-weighted average price, which must be achieved during the three-year performance period. The award has three tranches (1) Tranche 1 has a stock price target of $30 and consists of 300,000 shares; (2) Tranche 2 has a stock price target of $32.50 and consists of 150,000 shares; and (3) Tranche 3 has a stock price target of $35 and consists of 150,000 shares. On March 19, 2024, the compensation committee certified the achievement of Tranche 1 of the performance awards. On April 11, 2024, the compensation committee certified the achievement of Tranche 2 of the performance awards.
(6)This equity incentive award was granted under our 2021 Equity Incentive Plan. One-eighth (1/8th) of the number of stock units granted will vest on the first quarterly vesting date after the six-month anniversary of the grant date. The remaining stock units will vest in equal numbers over the following eleven (11) consecutive quarterly vesting dates subject to the executive's continued service through the applicable vesting date. For purposes of these awards, the quarterly vesting dates with respect to any calendar year are February 15, May 15, August 15, and November 15.
(7)This equity incentive award was granted under our 2021 Equity Incentive Plan. One-sixteenth (1/16th) of the number of stock units granted will vest on each of the sixteen (16) consecutive quarterly vesting dates beginning on August 15, 2023, subject to the executive's continued service through the applicable vesting date. For purposes of these awards, the quarterly vesting dates with respect to any calendar year are February 15, May 15, August 15, and November 15.

Outstanding Equity Awards at 2023 Year-End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2023:

		Option Awards(1)						Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Amit Walia	01/24/2017(3)	109,157		54,992	49,032	8.70	01/23/2027	—	—
	03/01/2018	170,000		—	—	10.00	02/29/2028	—	—
	03/01/2018(3)	87,049		43,851	39,100	8.70	02/29/2028	—	—
	05/12/2020	900,000		—	—	20.00	05/11/2030	—	—
	05/12/2020(3)	307,232		154,768	138,000	20.00	05/11/2030	—	—
	09/21/2021(4)	—		741,721	—	25.40	09/20/2031	—	—
	11/17/2021(5)	—		—	—	—	—	183,032	5,196,278
	02/10/2022(6)	—		—	—	—	—	212,323	6,027,850
	02/23/2022(7)	—		—	—	—	—	80,706	2,291,243
	02/23/2022(6)	—		—	—	—	—	74,896	2,126,297
	12/13/2022(8)	—		—	—	—	—	658,281	18,688,598
	03/15/2023(9)	—		—	—	—	—	877,707	24,918,102
	11/27/2023(10)	—		—	—	—	—	600,000	17,034,000
	11/27/2023(11)	—		—	—	—	—	300,000	8,517,000
	11/27/2023(11)	—		—	—	—	—	281,264	7,985,085
Eric Brown	08/01/2018	20,000		—	—	13.00	7/31/2028	—	—
	08/01/2018	20,000		—	—	11.70	7/31/2028	—	—
Jitesh Ghai	10/31/2016(3)	1,920		3,844	3,425	8.70	10/30/2026	—	—
	01/24/2017(3)	2,932		5,861	5,227	8.70	01/23/2027	—	—
	10/01/2017	2,429		—	—	10.00	09/30/2027	—	—
	10/01/2017(3)	3,372		6,746	6,016	8.70	09/30/2027	—	—
	03/01/2018(3)	9,672		19,348	17,251	8.70	02/29/2028	—	—
	05/12/2020	180,000		—	—	20.00	05/11/2030	—	—
	05/12/2020(3)	23,043		11,607	10,350	20.00	05/11/2030	—	—
	12/21/2020	210,000		—	—	20.00	12/20/2030	—	—
	12/21/2020(3)	46,085		23,215	20,700	20.00	12/20/2030	—	—
	9/21/2021(12)	—		110,172	—	25.40	09/20/2031	—	—
	11/17/2021(13)	—		—	—	—	—	37,845	1,074,420
	02/10/2022(6)	—		—	—	—	—	29,268	830,919
	02/23/2022(7)	—		—	—	—	—	28,484	808,661
	02/23/2022(6)	—		—	—	—	—	17,623	500,317
	12/13/2022(8)	—		—	—	—	—	197,483	5,606,542
	03/15/2023(9)	—		—	—	—	—	175,542	4,983,637
	11/27/2023(11)	—		—	—	—	—	97,361	2,764,079
Michael McLaughlin	02/14/2023(14)	—		—	—	—	—	328,837	9,335,682
	03/15/2023(9)	—		—	—	—	—	280,867	7,973,814
	05/24/2023(15)	—		—	—	—	—	40,358	1,145,764
	11/27/2023(11)	—		—	—	—	—	97,361	2,764,079
John Schweitzer	03/04/2021(16)	513,352		46,648	—	20.00	03/03/2031	—	—
	03/04/2021(3)	122,892		61,908	55,200	20.00	03/03/2031	—	—
	11/17/2021(17)	—		—	—	—	—	33,600	953,904
	02/10/2022(6)	—		—	—	—	—	25,985	737,714
	02/23/2022(7)	—		—	—	—	—	21,365	606,552
	02/23/2022(6)	—		—	—	—	—	13,218	375,259
	12/13/2022(8)	—		—	—	—	—	197,483	5,606,542
	03/15/2023(9)	—		—	—	—	—	175,542	4,983,637
	11/27/2023(11)	—	0	—	—	—	—	97,361	2,764,079

		Option Awards(1)						Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Ansa Sekharan	11/01/2015	13,294		—	—	10.00	10/31/2025	—	—
	01/24/2017(3)	41,155		30,807	27,469	8.70	01/23/2027	—	—
	11/01/2017(3)	15,253		7,682	6,852	8.70	10/31/2027	—	—
	03/01/2018(3)	—		19,348	17,251	8.70	02/29/2028	—	—
	05/12/2020	210,000		—	—	20.00	05/11/2030	—	—
	05/12/2020(3)	46,085		23,215	20,700	20.00	05/11/2030	—	—
	02/17/2021(18)	63,438		6,562	—	20.00	02/16/2031	—	—
	02/17/2021(3)	15,363		7,737	6,900	20.00	02/16/2031	—	—
	09/21/2021(19)	—		150,514	—	25.40	09/20/2031	—	—
	11/17/2021(20)	—		—	—	—	—	34,130	968,951
	02/10/2022(6)	—		—	—	—	—	26,393	749,297
	02/23/2022(7)	—		—	—	—	—	37,031	1,051,310
	02/23/2022(6)	—		—	—	—	—	22,910	650,415
	12/13/2022(8)	—		—	—	—	—	197,483	5,606,542
	03/15/2023(9)	—		—	—	—	—	175,542	4,983,637
	11/27/2023(11)	—	0	—	—	—	—	97,361	2,764,079
_______________
(1)All option awards are for Class A common stock. Each equity award granted to our NEOs in 2021 prior to our initial public offering provided the recipient with a right to purchase shareholder interests ("SIs") in Ithacalux. An SI represented one ordinary share of Ithacalux and one share of each series of class A shares of Ithacalux. The 2015 Equity Plan provided, upon exercise of any options granted under the 2015 Equity Plan, for the participant to contribute the issued SIs to Ithaca MIV LLC ("MIV"), in exchange for an equivalent number of units in MIV. The Restructuring Transactions resulted in the exchange of ten Ithacalux shareholder interests for one share of Class A common stock of Informatica Inc., or one share of Class B-1 common stock and one share of Class B-2 common stock of Informatica Inc, as applicable. Additionally, all outstanding options became exercisable for shares of Class A common stock of Informatica Inc.
(2)All stock awards are for Class A common stock. The market values are determined by multiplying (i) the number of shares by (ii) the closing price of our Class A common stock on December 29, 2023, as reported by the NYSE, or $28.39.
(3)Equity awards were granted with vesting subject to performance goals based upon achievement of certain MOIC thresholds, which are calculated by dividing the cash return to our Sponsors by their investment in us and/or upon the satisfaction of market conditions in connection with achieving a certain per share price in any one or more exit events. In February 2022, these awards were amended to recognize the successful completion of the Company's initial public offering. 77% of the shares underlying the performance-based options would be eligible to vest over a three-year period following the initial public offering, of which 33% vested on October 27, 2022, and 8.375% is scheduled to vest quarterly thereafter. Vesting requires that the performance option holder remain in continuous service with us through each vesting date. Subject to such partial achievement, these awards retain their existing performance vesting conditions, which provide that 100% of the shares will vest upon the earlier of: a multiple of return on our sponsor stockholders' invested capital or other stockholder events including (i) a change in control of the Company in which the purchase price received by our sponsor stockholders would be at least $37.50 per share, or (ii) the date that the trailing 60-trading day volume weighted average price per share is at least $37.50. In addition, in the event of a sale by our sponsor stockholders in which the sponsor sellers receive a per share price of at least $37.50, the awards would be eligible for vesting in the same portion as the proportion of such sponsor stockholders’ sold shares in comparison to their aggregate share ownership. Vesting in all circumstances is contingent upon the NEO's continuous service through each vesting date. If the existing performance vesting conditions are achieved before the three-year time-based schedule described above, the vesting will occur earlier and notwithstanding the three-year schedule.
(4)This equity award vests over a period of four years, of which 370,860 of the shares subject to the option will vest on October 1, 2024 and the remaining 370,861 shares will vest on October 1, 2025, subject to Mr. Walia’s continuous service through each vesting date.
(5)This equity award vests over a period of four years, of which 22,880 of the shares subject to the stock award vested on March 3, 2022 and 1/16 of the shares subject to the stock award vest on each quarterly anniversary thereafter, subject to Mr. Walia’s continuous service through each vesting date. For purposes of this award the quarterly vesting dates with respect to any calendar year are February 15, May 15, August 15, and November 15.
(6)These awards are subject to vesting requirements relating to both the executive's continued service through specified dates and the achievement of specified performance-based criteria. A percentage between 0% and 200% of the awards will vest based on the achievement of specified performance-based criteria during the year ending December 31, 2022. Upon certification of the performance goals, the awards are subject to service-based vesting requirements. One-third of the number of units certified as having been achieved will vest on the first quarterly vesting date that occurs on after the certification date, the second and third tranches of units certified as having been achieved will vest on the first and second anniversaries of the first vesting date. For purposes of this award the quarterly vesting dates with respect to any calendar year are February 15, May 15, August 15, and November 15. On January 20, 2023, our compensation committee certified partial achievement (87%) of the performance goal for these units.
(7)These equity incentive awards were granted under our 2021 Equity Incentive Plan. One-sixteenth (1/16th) of the number of stock units granted will vest on each of the sixteen (16) consecutive quarterly vesting dates that occur on or immediately following the date that is three (3) months after the date of grant subject to the executive's continued service through the applicable vesting date. For purposes of these awards, the quarterly vesting dates with respect to any calendar year are February 15, May 15, August 15, and November 15.
(8)These equity incentive awards were granted under our 2021 Equity Incentive Plan. One-twelfth (1/12th) of the number of stock units granted will vest on each of the twelve (12) consecutive quarterly vesting dates that occur on or immediately following the date that is three (3) months after the date of grant subject to the executive's continued service through the applicable vesting date. For purposes of these awards, the quarterly vesting dates with respect to any calendar year are February 15, May 15, August 15, and November 15.
(9)These awards are subject to vesting requirements relating to both the executive's continued service through specified dates and the achievement of specified performance-based criteria. A percentage between 0% and 200% of the awards will vest based on the achievement of specified performance-based criteria during the year ending December 31, 2022. Upon certification of the performance goals, the awards are subject to service-based vesting requirements. One-third of the number of units certified as having been achieved will vest on the first quarterly vesting date that occurs on after the certification date, the second and third tranches of units certified as having been achieved will vest on the first and second anniversaries of the first vesting date. For purposes of this award the quarterly vesting dates with respect to any calendar year are February 15, May 15, August 15, and November 15.
(10)This equity incentive award was granted under our 2021 Equity Incentive Plan. The awards are subject to vesting requirements relating to both the executive's continued service through specified dates and the achievement of specified performance-based criteria. The performance-based criteria require the Company's achievement of specified levels of stock price based on a 90-calendar day, volume-weighted average price, which must be achieved during the three-year performance period. The award has three tranches (1) Tranche 1 has a stock price target of $30 and consists of 300,000 shares; (2) Tranche 2 has a stock price target of $32.50 and consists of 150,000 shares; and (3) Tranche 3 has a stock price target of $35 and consists of 150,000 shares.
(11)These equity incentive awards were granted under our 2021 Equity Incentive Plan. One-twelfth (1/12th) of the number of stock units granted will vest on each of the twelve (12) consecutive quarterly vesting dates beginning on February 15, 2024, subject to the executive's continued service through the applicable vesting date. For purposes of these awards, the quarterly vesting dates with respect to any calendar year are February 15, May 15, August 15, and November 15.

(12)This equity award vests over a period of four years, of which 55,086 of the shares subject to the option will vest on October 1, 2024 and the remaining 55,086 shares will vest on October 1, 2025, subject to Mr. Ghai’s continuous service through each vesting date.
(13)This equity award vests over a period of four years, of which 4,731 of the shares subject to the stock award vested on March 3, 2022 and one-sixteenth (1/16th) of the shares subject to the stock award vest on each quarterly anniversary thereafter, subject to Mr. Ghai’s continuous service through each vesting date. For purposes of this award the quarterly vesting dates with respect to any calendar year are February 15, May 15, August 15, and November 15.
(14)This equity incentive award was granted under our 2021 Equity Incentive Plan. One-eighth (1/8th) of the number of stock units granted will vest on the first quarterly vesting date after the six-month anniversary of the grant date. The remaining stock units will vest in equal numbers over the following eleven (11) consecutive quarterly vesting dates subject to the executive's continued service through the applicable vesting date. For purposes of these awards, the quarterly vesting dates with respect to any calendar year are February 15, May 15, August 15, and November 15.
(15)This equity incentive award was granted under our 2021 Equity Incentive Plan. One-sixteenth (1/16th) of the number of stock units granted will vest on each of the sixteen (16) consecutive quarterly vesting dates beginning on August 15, 2023, subject to the executive's continued service through the applicable vesting date. For purposes of these awards, the quarterly vesting dates with respect to any calendar year are February 15, May 15, August 15, and November 15.
(16)This equity award vests over a period of three years, of which 15,568 of the shares subject to the option shall vest on each monthly anniversary of the vesting commencement date for the first anniversary of the grant and one-eighth (1/8th) of the remaining shares subject to the option vest on each quarterly anniversary thereafter, subject to Mr. Schweitzer remaining in continuous service through each vesting date. For purposes of this award the quarterly vesting dates with respect to any calendar year are February 15, May 15, August 15, and November 15.
(17)This equity award vests over a period of four years, of which 4,200 of the shares subject to the stock award vested on March 3, 2022 and one-sixteenth (1/16) of the shares subject to the stock award vest on each quarterly anniversary thereafter, subject to Mr. Schweitzer’s continuous service through each vesting date. For purposes of this award the quarterly vesting dates with respect to any calendar year are February 15, May 15, August 15, and November 15.
(18)This equity award vests over a period of three years, of which 17,501 shares subject to the option vested on February 1, 2022 and one-eighth (1/8) of the remaining shares subject to the option vest on each quarterly anniversary thereafter, subject to Mr. Sekharan remaining in continuous service through each vesting date. For purposes of this award the quarterly vesting dates with respect to any calendar year are February 15, May 15, August 15, and November 15.
(19)This equity award vests over a period of four years, of which 75,257 of the shares subject to the option will vest on October 1, 2024 and the remaining 75,257 shares will vest on October 1, 2025, subject to Mr. Sekharan’s continuous service through each vesting date. For purposes of this award the quarterly vesting dates with respect to any calendar year are February 15, May 15, August 15, and November 15.
(20)This equity award vests over a period of four years, of which 4,266 of the shares subject to the stock award vested on March 3, 2022 and one-sixteenth (1/16) of the shares subject to the stock award vest on each quarterly anniversary thereafter, subject to Mr. Sekharan’s continuous service through each vesting date. For purposes of this award the quarterly vesting dates with respect to any calendar year are February 15, May 15, August 15, and November 15.

Option Exercises and Stock Vested in 2023
The following table sets forth information regarding options exercised, vesting of stock awards and value realized upon the exercise of options and vesting of stock awards, by our named executive officers during fiscal year 2023:

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of shares acquired on vesting (#)	Value Realized on Vesting ($)
Amit Walia	274,999	3,279,825	486,837	9,449,284
Eric Brown	917,262	8,126,656	58,815	1,501,547
Jitesh Ghai	53,157	509,618	119,592	2,337,118
Michael McLaughlin	—	—	81,651	1,769,360
John Schweitzer	—	—	110,773	2,168,517
Ansa Sekharan	170,841	2,825,229	122,355	2,389,931
_______________
(1)The aggregate value realized is calculated by determining the difference between the market price of the underlying securities at exercise and the exercise or base price of the options.
(2)The aggregate value realized is calculated by multiplying the number of units by the market value of the underlying shares on the vesting date.

Potential Payments Upon Termination or Change in Control
We previously entered into an executive severance agreement (or “severance agreement”) with each of Messrs. Walia, McLaughlin, Brown, Ghai, Schweitzer and Sekharan that remained in effect during 2023. These severance agreements are designed to attract, retain, and reward senior level employees. Each severance agreement generally is in lieu of any other severance payments and benefits to which such employee was entitled prior to entering into the agreement.
Each severance agreement provided that if we terminated the applicable named executive officer’s employment with us for a reason other than “cause” and not due to his death or disability, or he resigns for “good reason,” then he would receive:
•a single lump sum, cash payment equal to 75% of the executive’s salary (or 100% in the case of Mr. Walia),
•up to 12 months of reimbursements for COBRA premiums, and
•extension of the post-termination exercise period of the options held by such executive such that the options would remain exercisable for one year following the date of termination.
In the event that such termination occurred during the period beginning three months before, and ending on the one year anniversary of our “change of control” (or “change in control period”), then instead of the severance benefits described above, the applicable named executive officer would receive a lump sum cash amount equal to 100% of the executive’s salary (or 150% in the case of Mr. Walia) and 100% of his annual target bonus (or commissions or variable earnings, as applicable) in effect immediately before the change in control (or 150% in the case of Mr. Walia). In such event, the NEO would receive up to 12 months of reimbursement for COBRA premiums (or 18 months in the case of Mr. Walia). In addition, the vesting of all outstanding and unvested equity awards of the executive will accelerate and any portion of his then outstanding equity awards that vest based on achievement of performance-based criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, and the post-termination exercise period for the options held by such executive would be extended to one year following the date of termination.
Any severance payable under the severance agreement is subject to the named executive officer executing a separation agreement and release of claims in our favor as well as a 12-month non-solicitation obligation and a non-disparagement obligation. Each severance agreement also provides that, if any payment or benefits to the applicable named executive officer (including the payments and benefits under his executive severance agreement) would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and therefore would be subject to an excise tax under Section 4999 of the Internal Revenue Code, then such payments and benefits will be either (1) reduced to the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the excise tax; or (2) not reduced, whichever, after taking into account all applicable federal, state, and local employment taxes, income taxes and the excise tax, results in his receipt, on an after-tax basis, of the greater payments and benefits. The severance agreements do not provide for any Section 280G-related tax gross-up payments from us.

Under the severance agreements, “cause” generally refers to the applicable named executive officer’s act of dishonesty or fraud in connection with the performance of his responsibilities to us; his conviction of, or plea of no contest to, a felony; his willful failure (for a reason other than death or disability) to perform his reasonable duties or responsibilities; his material violation or breach of his executive severance agreement, employment letter or employee proprietary information and inventions agreement with us; or if such termination is not during the change of control period, his material breach of our Code of Business Conduct, human resources rules, policies and/or restrictions relating to harassment, discrimination and/or any other actions that create a hostile work environment. If any of the foregoing events is capable of being cured, the named executive officer will be provided a cure period of 30 days following notice of the event that otherwise would trigger cause.
Under the severance agreements, “change of control” generally refers to, a change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Acquiring Person”), acquires ownership of the stock of the Company that, together with the stock held by such Acquiring Person, constitutes more than 50% of the total voting power of the stock of the Company, if there is a change in the effective control of the Company when a majority of members of the board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment, or a change in the ownership of a substantial portion of the Company’s assets resulting in the Acquiring Person holding 50% or more of the assets of the Company by value.
Under the severance agreements, “good reason” generally refers to the occurrence of any of the following without the applicable named executive officer’s express written consent: a material reduction in his position or duties; a material reduction in base salary other than a one-time reduction of not more than 10% that applies to substantially all of our other executive officers; a material reduction in the aggregate level of benefits made available to the named executive officer, other than a reduction that also is applied to substantially all of our other executive officers; or relocation of more than 35 miles of the named executive officer’s primary place of business for the performance of his duties. In order for a resignation to qualify as for “good reason,” the named executive officer must provide written notice within 60 days of the event that he believes constitutes good reason which must remain uncured during the 30 days following such notice.
The severance agreements provide that, in the event of our "corporate transaction" within the meaning of the 2015 Equity Plan, to the extent provisions have not been made for the assumption, continuation or substitution of any of the executive’s outstanding and unvested awards granted under the 2015 Equity Plan, then such portion of such awards will accelerate vesting in full, provided that, with respect to any awards that vest on performance-based criteria, such criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. The treatment of the performance-based options granted under our 2015 Equity Plan to certain of our NEOs that is subject to MOIC thresholds is summarized in footnote (3) to the Outstanding Equity Awards at 2023 Year-End table further above.
Under our 2015 Equity Plan, "corporate transaction” generally refers to a merger, consolidation, reorganization, recapitalization or other similar change in the Company’s capital stock; a liquidation or dissolution of the Company; or, other than as a result of a sale of interests through an underwritten public offering: the direct or indirect sale or other disposition (other than through merger or consolidation) of all or substantially all of the properties and assets of the Company and its subsidiaries; the consummation of any transaction(s) (including any merger, share purchase, recapitalization, redemption, issuance of capital stock or consolidation) the result of which is that any person(s), other than certain of our major shareholders or their affiliates, becomes the beneficial owner of a majority of the economic interest in the Company, or any intermediary entity; or any transaction(s) that results in (a) certain of our major shareholders ceasing to be able to elect a majority of the members of the board of directors or (b) the equityholders of the Company immediately before such transaction(s) owning securities representing 50% or less of the combined voting power of the outstanding voting securities of the entity surviving or resulting from such transaction(s) (but excluding any restructuring transactions).

Our 2021 Equity Incentive Plan provides that, in the event of our merger or our “change in control” within the meaning of the 2021 Equity Incentive Plan, if an acquiring or successor corporation or its parent or subsidiary does not assume or substitute a substantially equivalent award for any outstanding award, then such award (or applicable portion) will fully vest, all restrictions on such award (or applicable portion) will lapse, all performance goals or other vesting criteria applicable to such award (or applicable portion) will be deemed achieved at 100% of target levels, and such award will become fully exercisable, if applicable, for a specified period prior to the transaction and, if not exercised during the specified period, will terminate upon the expiration of such period, except as may be specifically provided otherwise under an award agreement or other applicable written agreement.
Under our 2021 Equity Incentive Plan, “change in control” generally has the same meaning as such term is defined under the severance agreements.
With respect to Mr. Walia’s November 2023 performance-based RSU award, in the event of our change in control, as defined in the 2021 Equity Incentive Plan, during the performance period, the performance period will be shortened to end shortly before the change in control and performance will be measured based on the price payable in the change in control transaction with respect to our common stock to determine whether any of the stock price goals under the award will be met. To the extent any such goals are achieved, then the tranche(s) of the award relating such performance achievement, as of immediately prior to the completion of the change in control, will be subject to vest based only on continued service in accordance with the service-based vesting requirements under such award. Any remaining portions of the award that have not achieved the applicable performance goal prior to the change in control will be forfeited as of immediately prior to completion of the change in control, and will not be eligible for any vesting under the terms of the 2021 Equity Incentive Plan or Mr. Walia’s severance agreement. Additionally, if prior to a change in control, we terminate Mr. Walia’s employment with us for a reason other than “cause” or Mr. Walia resigns for “good reason” (within the meaning of his severance agreement), or Mr. Walia’s employment terminates due to his death or disability, then the performance period under the award will remain in effect for an additional three months following such termination to determine whether performance will be met during such modified period (but not beyond the end of the original performance period, and if earlier, shortened as described above in relation to any change in control, as applicable). To the extent that performance is achieved, the applicable tranche under the award will become eligible to vest as follows. Any portion of the award for which performance has been achieved will accelerate vesting to the extent vesting would have occurred within twelve months following the termination date of Mr. Walia’s employment. Any such vesting benefit provided outside of the change in control period specified in Mr. Walia’s severance agreement will be also conditioned on Mr. Walia entering into a separation agreement and release of claims in our favor. For clarity, to the extent such award has achieved any of the performance goals, the applicable tranches under the award will be eligible for any vesting acceleration to which Mr. Walia may become entitled under his severance agreement.
The following table describes the potential payments and benefits to each of our named executive officers that were so designated and eligible for severance benefits as of December 31, 2023, for each of Messrs. Walia, McLaughlin, Brown, Ghai, Schweitzer and Sekharan, (1) following a termination of employment without cause and other than due to his death or a disability, or his resignation for good reason other than during the change in control period, and (2) following a termination of employment without cause and other than due to the executive officer’s death or a disability, or his resignation for good reason during the change in control period, and in each case based on the severance and change in control provisions described above and based on equity awards outstanding as of December 31, 2023. The acceleration of vesting of unvested equity awards benefit is estimated using the closing price of our stock as of December 29, 2023, of $28.39. In addition to the amounts shown in the table below, each named executive officer would receive payments for amounts of base salary and vacation time accrued through the date of termination and payment for any reimbursable business expenses incurred.

		Potential Payments Upon:
Name	Type of Benefit	Involuntary Termination Outside of Change in Control Period ($)	Involuntary Termination During Change in Control Period ($)
Amit Walia	Salary Severance	700,000	1,050,000
	Bonus Severance	—	1,365,000
	Vesting Acceleration	—	101,140,004
	Continued Coverage of Employee Benefits	312	468
	Total Benefits	700,312	103,555,472
Eric Brown	Salary Severance	—	—
	Bonus Severance	—	—
	Vesting Acceleration	—	—
	Continued Coverage of Employee Benefits	—	—
	Total Benefits	—	—
Jitesh Ghai	Salary Severance	412,500	550,000
	Bonus Severance	—	550,000
	Vesting Acceleration	—	18,783,994
	Continued Coverage of Employee Benefits	32,832	32,832
	Total Benefits	445,332	19,916,826
Michael McLaughlin	Salary Severance	441,500	588,000
	Bonus Severance	—	588,000
	Vesting Acceleration	—	21,219,339
	Continued Coverage of Employee Benefits	33,912	33,912
	Total Benefits	475,412	22,429,251
John Schweitzer	Salary Severance	412,500	550,000
	Bonus Severance	—	550,000
	Vesting Acceleration	—	17,401,573
	Continued Coverage of Employee Benefits	33,552	33,552
	Total Benefits	446,052	18,535,125
Ansa Sekharan	Salary Severance	412,500	550,000
	Bonus Severance	—	550,000
	Vesting Acceleration	—	19,924,838
	Continued Coverage of Employee Benefits	33,912	33,912
	Total Benefits	446,412	21,058,750
On January 9, 2023, in connection with the cessation of Mr. Brown's employment with the Company, the Company entered into the Transition Agreement with Mr. Brown. Pursuant to the Transition Agreement, Mr. Brown became a consultant to the Company to provide certain transitional services to the Company during the Consulting Period to support the Company in its preparation to report its 2022 financial results, file its annual report on Form 10-K with the Securities and Exchange Commission for 2022, and other transition matters.
Pursuant to his severance agreement, Mr. Brown received a lump sum payment which was equal to 75% of his annual salary, the Company continued to pay the premiums for his COBRA coverage under the Company’s group health, dental and vision care plans for him and his eligible dependents for up to 12 months following the date of his termination of employment, and the Company provided him with 12 months post separation to exercise any options that are vested at the time of his separation. Pursuant to the Transition Agreement, Mr. Brown was paid a consulting fee and other consideration in exchange for providing transitional services as described below under "Related Party Transactions".

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes our equity compensation plan information as of December 31, 2023. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (#)
Equity compensation plans approved by security holders(1)	38,063,929(2)	17.27(3)	43,448,174(4)
(1)Includes the 2015 Equity Plan, the 2021 Equity Incentive Plan (the “2021 Plan”) and the 2021 Employee Stock Purchase Plan (the “ESPP”). The 2015 Equity Plan was terminated effective October 2021. In addition, the shares reserved for issuance under the 2021 Plan includes any shares subject to awards granted under the 2015 Equity Plan that, after the date the 2015 Equity Plan was terminated, are cancelled, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Company for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Company due to failure to vest (provided that the maximum number of shares that may be added to the 2021 Plan pursuant to this provision is 26,288,211 shares).
(2)Includes 38,063,929 shares subject to options, performance-based RSUs, and RSUs that were outstanding as of December 31, 2023 that were issued under the 2015 Equity Plan and the 2021 Plan.
(3)RSUs, which do not have an exercise price, are excluded in the calculation of weighted-average exercise price.
(4)As of December 31, 2023, an aggregate of 36,222,501 shares of common stock were available for issuance under the 2021 Plan and 7,225,673 shares were available under the ESPP. The 2021 Plan provides that on the first day of each year beginning on January 1, 2022, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 41,072,800 shares, (ii) 5% of the outstanding shares of all classes of our common stock as of the last day of our immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. On January 1, 2024, the number of shares of Class A common stock available for issuance under the 2021 Plan increased by 14,746,191 shares pursuant to this provision. The ESPP provides that on the first day of each year beginning on January 1, 2022, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 8,214,600 shares, (ii) 1% of the outstanding shares of all classes of our common stock as of the last day of our immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine and the number of shares available under the ESPP increased by 2,949,238 pursuant to this provision. The increases are not reflected in the table above.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2024 for:
•each of our named executive officers;
•each of our directors;
•all of our current directors and executive officers as a group; and
•each person or group known by us to be the beneficial owner of more than 5% of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 255,504,494 shares of our Class A common stock, 44,049,523 shares of our Class B-1 common stock, and 44,049,523 shares of our Class B-2 common stock outstanding as of March 31, 2024. We have deemed shares of our Class A common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2024 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 31, 2024, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Informatica Inc., 2100 Seaport Boulevard, Redwood City, CA, 94063. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Amount and nature of beneficial ownership							% of Total Voting Power(2)	% of Total Director Election and Removal Power
	Class A shares	%		Class B-1 shares	%	Class B-2 shares	%
Greater than 5% Stockholders:
CPP Investments(3)	73,445,447	28.7%		44,049,523	100.0%	—	—%	39.2%	24.5%
Entities affiliated with Permira Funds(4)	116,366,490	45.5%		—	—%	—	—%	38.8%	38.8%
13381986 Canada Inc.(5)	—	—%		—	—%	44,049,523	100.0%	—%	14.7%
Executive Officers and Directors:
Amit Walia(6)	2,385,558	(1)		—	—%	—	—%	(1)	(1)
Eric Brown	—	(1)		—	—%	—	—%	(1)	(1)
Jitesh Ghai (7)	633,284	(1)		—	—%	—	—%	(1)	(1)
Michael McLaughlin(8)	143,994	(1)		—	—%	—	—%	(1)	(1)
John Schweitzer(9)	739,655	(1)		—	—%	—	—%	(1)	(1)
Ansa Sekharan(10)	639,433	(1)		—	—%	—	—%	(1)	(1)
Bruce Chizen(11)	1,484,666	(1)		—	—%	—	—%	(1)	(1)
Janice Chaffin(12)	79,823	(1)		—	—%	—	—%	(1)	(1)
Gerald Held(13)	392,411	(1)		—	—%	—	—%	(1)	(1)
Ryan Lanpher(14)	116,366,490	45.5%		—	—%	—	—%	38.8%	38.8%
Austin Locke	—	—%		—	—%	—	—%	—%	—%
Elizabeth Rafael(15)	57,325	(1)		—	—%	—	—%	—%	—%
Brian Ruder(14)	116,366,490	45.5%		—	—%	—	—%	38.8%	38.8%
Jill Ward(16)	69,285	(1)		—	—%	—	—%	—%	—%
Cesare Ruggiero	—	—%		—	—%	—	—%	—%	—%
All current executive officers and directors as a group (14 persons)(17)	122,991,924	48.1%	54.1%	—	—%	—	—%	41.1%	41.1%
(1)Represents holdings of less than 1% of any class of our common stock.
(2)Does not include the right to vote on the election or removal of our directors.
(3)Investment and voting power with regard to shares held by CPP Investments rests with Canada Pension Plan Investment Board. John Graham is the President and Chief Executive Officer of Canada Pension Plan Investment Board and, in such capacity, may be deemed to have voting and dispositive power with respect to the shares of common stock beneficially owned by Canada Pension Plan Investment Board. Mr. Graham disclaims beneficial ownership over any such shares. The address of Canada Pension Plan Investment Board is One Queen Street East, Suite 2500, P.O. Box 101, Toronto, Ontario, M5C 2W5, Canada.
(4)Includes (i) 64,995,012 shares of Class A common stock held by EvomLux S.a` r.l. and (ii) 51,371,478 shares of Class A common stock held by Ithaca L.P. Permira V L.P.2 is the controlling shareholder of EvomLux S.a` r.l. Permira V L.P.2 acts through its general partner, Permira V GP L.P., which acts through its general partner, Permira V GP Limited. Permira V GP Limited’s board of directors consists of Alistair Boyle, Nigel Carey, Wikus Van Schalkwyk and Simon Holden. Permira V GP Limited has indirect voting and investment power over the shares held by EvomLux S.a` r.l. Each of Alistair Boyle, Nigel Carey, Wikus Van Schalkwyk and Simon Holden are directors of Permira V GP Limited, and as such, may participate in decisions regarding Permira V GP Limited’s exercise of voting and investment power in respect of the shares of our Class A common stock held of record by EvomLux S.a` r.l., but each disclaims beneficial ownership of such shares. Ithaca L.P. acts through its general partner, Ithaca G.P. Limited, and the directors of Ithaca G.P. Limited are Ryan Lanpher, Nigel Carey and Geerish Bissessur. Each of Ryan Lanpher, Nigel Carey and Geerish Bissessur are directors of Ithaca G.P. Limited, and as such, may participate in decisions regarding Ithaca G.P. Limited’s exercise of voting and investment power in respect of the shares of our Class A common stock held of record by Ithaca L.P., but each disclaims beneficial ownership of such shares. Messrs. Lanpher and Ruder are affiliated with the Permira Funds but disclaim ownership of the securities reported by the Permira Funds. The address of each the foregoing persons is c/o Permira Advisers LLC, 3000 Sand Hill Road, Building 1, Suite 170, Menlo Park, California 94025.

(5)Represents shares of our Class B-2 common stock directly held by 13381986 Canada Inc., a wholly owned subsidiary of Stephen Donovan, who is unaffiliated with CPP Investments. 13381986 Canada Inc. has agreed not to vote or transfer any shares of Class B-2 common stock held by it except as directed by CPP Investments, and accordingly, CPP Investments may be deemed to beneficially own such shares held by 13381986 Canada Inc. for purposes of Section 13(d) of the Exchange Act. See footnote (3) for information regarding CPP Investments.
(6)Includes (i) 482,783 shares of Class A common stock held of record by Mr. Walia and (ii) 1,902,775 shares of Class A common stock underlying stock options, PSUs, and RSUs held by Mr. Walia that have vested or will vest within 60 days of the Beneficial Ownership Date.
(7)Includes (i) 80,888 shares of Class A common stock held of record by Mr. Ghai and (ii) 552,396 shares of Class A common stock underlying stock options and RSUs held by Mr. Ghai that have vested or will vest within 60 days of the Beneficial Ownership Date.
(8)Includes (i) 107,703 shares of Class A common stock held of record by Mr. McLaughlin and (ii) 36,291 shares of Class A common stock underlying RSUs held by Mr. McLaughlin that will vest within 60 days of the Beneficial Ownership Date.
(9)Includes (i) 45,416 shares of Class A common stock held of record by Mr. Schweitzer and (ii) 694,239 shares of Class A common stock underlying stock options and RSUs held by Mr. Schweitzer that have vested or will vest within 60 days of the Beneficial Ownership Date.
(10)Includes (i) 145,862 shares of Class A common stock held of record by Mr. Sekharan and (ii) 493,571 shares of Class A common stock underlying stock options and RSUs held by Mr. Sekharan that have vested or will vest within 60 days of the Beneficial Ownership Date.
(11)Includes (i) 300,000 shares of Class A common stock held of record by Bruce Chizen 2009 Irrevocable Trust, dated January 24, 2009, of which Mr. Chizen is a trustee, (ii) 614,583 shares of Class A common stock held of record by The Gail Chizen 2009 Irrevocable Trust, dated January 24, 2009, of which Mr. Chizen is a trustee, (iii) 26,452 shares of Class A common stock held of record by Mr. Chizen, and (iv) 543,631 shares of Class A common stock underlying stock options held by Mr. Chizen that have vested or will vest within 60 days of the Beneficial Ownership Date.
(12)Includes (i) 37,270 shares of Class A common stock held of record by Ms. Chaffin and (ii) 42,553 shares of Class A common stock underlying stock options held by Ms. Chaffin that have vested or will vest within 60 days of the Beneficial Ownership Date.
(13)Includes (i) 169,285 shares of Class A common stock held of record by Mr. Held and (ii) 223,126 shares of Class A common stock underlying stock options held by Mr. Held that have vested or will vest within 60 days of the Beneficial Ownership Date.
(14)Consists of shares held by the Permira Funds disclosed in footnote (4) above. Mr. Lanpher is affiliated with the Permira Funds and Mr. Ruder is a member of the investment committee of the Permira Funds, but each disclaims any beneficial ownership except to the extent of any pecuniary interest therein.
(15)Consists of (i) 11,700 shares of Class A common stock held of record by Ms. Rafael and (ii) 45,625 shares of Class A common stock underlying stock options held by Ms. Rafael that have vested or will vest within 60 days of the Beneficial Ownership Date.
(16)Includes (i) 19,285 shares of Class A common stock held of record by Ms. Ward, and (ii) 50,000 shares of Class A common stock underlying stock options held by Ms. Ward that have vested or will vest within 60 days of the Beneficial Ownership Date.
(17)Includes 4,584,207 shares of Class A common stock underlying stock options, PSUs, and RSUs that have vested or will vest within 60 days of the Beneficial Ownership Date held by our current executive officers and directors as a group.

CERTAIN RELATIONSHIPS, RELATED PARTY AND OTHER TRANSACTIONS
We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:
•the amounts involved exceeded or exceeds $120,000; and
•any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of any class of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Separation Agreements
On January 9, 2023, the Company entered into the Transition Agreement with Mr. Brown. Pursuant to the Transition Agreement, Mr. Brown became a consultant to the Company to provide certain transitional services to the Company during the Consulting Period to support the Company in its preparation to report its 2022 financial results, file its annual report on Form 10-K with the Securities and Exchange Commission for 2022, and other transition matters.
Pursuant to the Transition Agreement, Mr. Brown was paid a consulting fee equal to $49,000 per month during the Consulting Period. Based upon Mr. Brown providing the transitional assistance requested through March 31, 2023 and complying with his post-employment obligations under his existing Confidentiality and Intellectual Property Agreement and the Transition Agreement with the Company, as determined by the CFO Subcommittee of the Board (the “CFO Subcommittee”), the Company paid him a cash payment on March 31, 2023 equal to 100% of his target bonus for 2022, adjusted based on the Company’s achievement percentage applied to the Company’s executive officers. In accordance with the Transition Agreement, following Mr. Brown's continued compliance with his post-employment obligations through December 1, 2023 as determined by the CFO Subcommittee, there was continued vesting of his outstanding equity grants (except for one RSU grant made on December 13, 2022) that would have otherwise vested in calendar year 2023 and those grants were deemed vested as of December 1, 2023, with the performance-based grants determined at the same performance attainment level as the executive officers of the Company as determined by the Compensation Committee. All options that were vested as of December 1, 2023 were exercisable until January 31, 2024. The number of RSUs vested on December 1, 2023 represented 58,815 shares of common stock and the total number of options that vested on that date permitted Mr. Brown to purchase up to 258,318 shares of common stock.
Stockholders Agreement
We have entered into a stockholders agreement with our Sponsors and their affiliates in connection with our initial public offering. The stockholders agreement governs certain nomination rights with respect to our board of directors.
Under the stockholders agreement and subject to our amended and restated certificate of incorporation and amended and restated bylaws, and applicable law, for so long as a Sponsor owns or holds of record, directly or indirectly, in the aggregate at least 15% of the Company’s outstanding shares of our Class A and Class B-1 common stock, the following actions will require the affirmative vote of each such Sponsor:
• any changes to the size of our board of directors;
• any termination, appointment or replacement of our Chief Executive Officer;

• any transactions that would result in a change in control;
• any acquisitions, dispositions or the incurrence of indebtedness over $300 million; and
• any changes in the Corporate Opportunity provisions in our amended and restated certificate of incorporation.

Registration Rights Agreement
We have entered into a registration rights agreement with our Sponsors and their affiliates in connection with our initial public offering. The registration rights agreement provides our Sponsors certain registration rights whereby our Sponsors can require us to register under the Securities Act shares of Class A common stock, including shares issuable to them upon exchange of their shares of Class B-1 common stock.
Limitation of Liability and Indemnification of Officers and Directors
We have adopted an amended and restated certificate of incorporation which contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
• any breach of their duty of loyalty to our company or our stockholders;
• any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
• unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
• any transaction from which they derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, have adopted amended and restated bylaws, which provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.
The underwriting agreement entered into in connection with our initial public offering, provides for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act, or otherwise.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Certain Arrangements
From time to time, certain of our Sponsors and/or their affiliates have entered into, and may continue to enter into, arrangements with us to use our products and services. We believe that all such arrangements have been entered into in the ordinary course of business and have been negotiated on commercially reasonable terms.

Policies and Procedures for Related Person Transactions
Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.
Under this policy, all related person transactions may be consummated or continued only if approved or ratified by our audit committee. In determining whether to approve or ratify any such proposal, our audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, (ii) the extent of the related person’s interest in the transaction, (iii) whether there are business reasons for the Company to enter into the related person transaction, (iv) whether the related person transaction would impair the independence of an outside director, including the ability of any director to serve on the compensation committee of the Company’s board of directors, and (v) whether the related person transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or related person, the direct or indirect nature of the director’s, executive officer’s or related person’s interest in the transaction and ongoing nature of any proposed relationship, and any other factors the audit committee deems relevant. The policy grants standing pre-approval of certain transactions, including (i) executive compensation governed by our standard compensation and benefits policies, (ii) director compensation arrangements governed by our standard director compensation policies, (iii) transactions with another company at which a related person’s only relationship is as an employee, other than an executive officer or director, or beneficial owner of less than 10% equity interest of that company, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the recipient’s annual revenues and that the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, (iv) charitable contributions, grants or endowments by us to a charitable organization, foundation or university where the related person’s only relationship is as an employee, other than an executive officer or director, if the aggregate amount involved does not exceed the lesser of $1,000,000 or 2% of the charitable organization’s total annual receipts, (v) any transaction in which the related person’s interest arises solely from beneficially owning the Company’s common stock if all the Company’s stockholders receive the same benefit on a pro rata basis, and (vi) any indemnification or advancement of expenses made pursuant to the company’s amended and restated certificate of incorporation or amended and restated bylaws or pursuant to any agreement.

OTHER MATTERS
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2023, all executive officers, directors and greater than 10% stockholders complied with all applicable SEC filing requirements.
Fiscal Year 2023 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2023 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at investors.informatica.com and are available from the SEC on its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Informatica Inc., Attention: Corporate Secretary, 2100 Seaport Boulevard, Redwood City, CA 94063.
* * *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the Notice or the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.
THE BOARD OF DIRECTORS
Redwood City, California
April 26, 2024

INFORMATICA INC.
2100 SEAPORT BOULEVARD
REDWOOD CITY, CALIFORNIA 94063

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 10, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/INFA2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 10, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V48406-P10002 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INFORMATICA INC.

The Board of Directors recommends you vote FOR the following director nominees:

	For All	Withhold All	For All Except
1. Election of Class III Directors:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Brian Ruder
02) Cesare Ruggiero
03) Jill Ward

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V48407-P10002

INFORMATICA INC.
Annual Meeting of Stockholders
June 11, 2024 8:30 AM PDT
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Michael McLaughlin and Bradford Lewis, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of INFORMATICA INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM PDT on June 11, 2024, virtually at www.virtualshareholdermeeting.com/INFA2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations, as indicated on the reverse side, and in the discretion of the proxies with respect to such other matters as may properly come before the Annual Meeting.

Continued and to be signed on reverse side